UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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Cascade Bancorp
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(Name of Registrant as Specified In Its Charter)

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1100 NW Wall Street
Bend, Oregon 97701

March 14, 2008

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (the “Company”) to be held on Monday, April 28, 2008, at 5:30 p.m. at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon.

     The Notice of Annual Meeting of Shareholders and Proxy Statement are included herein and describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiaries. Directors and officers of the Company, as well as a representative of Symonds, Evans & Company, P.C., the Company’s independent auditors, will be present to respond to appropriate shareholder questions.

     Enclosed are the Company’s Annual Report and Form 10-K Report as filed with the Securities and Exchange Commission. Among other information, these reports include consolidated financial statements, the report of the independent auditors and management’s discussion and analysis of financial condition and results of operations.

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your proxy via the internet, by telephone or by mail in order to ensure a quorum.

     Your continued interest and support of Cascade Bancorp are sincerely appreciated.

Sincerely,

GREGORY D. NEWTON
Secretary

Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement.

CASCADE BANCORP
__________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held at 5:30 P.M. on Monday, April 28, 2008
__________________________

     NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 28, 2008, at 5:30 p.m. Pacific Time for the following purposes:

Item 1.	The election of 9 directors to the Board of Directors;

Item 2.	To approve the Company’s 2008 Performance Incentive Plan;

Item 3.	To ratify the appointment of Symonds, Evans & Company, P.C. as Cascade’s independent auditors for 2008; and

Item 4.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

NOTE:	The Board of Directors is not aware of any other business to come before the Meeting.

     If you were a shareholder of record of Cascade as of close of business on February 29, 2008, you are entitled to receive this notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

     We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy statement and annual report on Form 10-K to their shareholders via the Internet. We believe this method will allow shareholders to access the information they need, while lowering the delivery costs and reducing the paper required. Accordingly, we sent all but our largest shareholders a Notice of Internet Availability of Proxy Materials which contains instructions on how to access proxy materials over the Internet or how to request to receive a printed set of proxy materials.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

     Registered holders may vote:

1.	By Internet: go to http://www.investorEconnect.com;

2.	By toll-free telephone: call 1-800-579-1639; or

3.	By mail: mark, sign and date and promptly mail the enclosed proxy card.

     Beneficial holders. If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

GREGORY D. NEWTON
Secretary

March 14, 2008
Bend, Oregon

______________________

PROXY STATEMENT
______________________

OF
CASCADE BANCORP
1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2008

When and where is the Meeting?

     The 2008 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at the Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on Monday, April 28, 2008 at 5:30 p.m. Pacific Time (the “Meeting”).

Why am I receiving these materials?

     The Board of Directors of the Company (the “Board”) has made these materials available to some larger shareholders by mail and to other shareholders on the Internet, or upon request, has delivered printed versions of these materials by mail in connection with the Board’s solicitation of proxies for use at the Meeting. Our shareholders are invited to attend the Meeting and are requested to vote on the proposals described in this proxy statement.

What items will be voted on at the Meeting?

     This proxy statement, which was first mailed to shareholders on or about March 14, 2008, is furnished in connection with the solicitation of proxies by the Board to be voted at the Meeting. The purpose of this proxy statement is to solicit the votes of the Cascade shareholders with respect to the following matters:

Item 1.	To elect nine (9) directors to the Board of Directors;

Item 2.	To approve the Cascade Bancorp 2008 Performance Incentive Plan;

Item 3.	To ratify the appointment of Symonds, Evans & Company, P.C. as the Company’s independent auditors for 2008; and

Item 4.	To transact other business as may properly come before the Meeting.

     The Board has unanimously voted in favor of the director nominees, the Cascade Bancorp 2008 Performance Incentive Plan, and the ratification of the Company’s independent auditors and recommends your approval for each proposal.

Who may vote?

     If you were a shareholder of Cascade as of the close of business on February 29, 2008 (the “Record Date”), you are entitled to vote at the Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 28,011,699 shares outstanding held by approximately 8,100 holders of record.

Why did some shareholders receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

     Pursuant to the new rules recently adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders with access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record who hold less than 50,000 shares of the Company’s common stock and to beneficial owners. All shareholders can access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

     We encourage you to vote electronically or by telephone. You may vote via the Internet at www.investorEconnect.com or, if you requested or received printed copies of the proxy materials by mail, you can also vote by mail or by telephone by calling 1-800-579-1639. Please see “Voting via the Internet or by Telephone” near the end of this proxy statement for additional information regarding these methods of voting. To vote by mail, please complete, sign and date the proxy card and return it to us at your earliest convenience.

     If you are a shareholder of record, you may vote in person at the Meeting. Even if you plan to attend the Meeting, please complete, date, and sign the accompanying proxy and return it promptly to us by mail, or vote via the Internet or telephone.

How is my proxy voted?

     If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of the director nominees listed in this proxy statement, in favor of adoption of the Cascade Bancorp 2008 Performance Incentive Plan, and in favor of the ratification of the appointment of Symonds, Evans & Company, P.C. as the Company’s independent auditors. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Meeting. The Board has named Patricia Moss and Gary Hoffman, M.D. as the proxy holders. Their names appear on the proxy form accompanying this proxy statement. You may name another person to act as your proxy if you wish, but that person would need to attend the Meeting in person or further vote your shares by proxy.

How do I change or revoke a proxy?

     After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Secretary of Cascade (in person or in writing by mail) of your wish to revoke your proxy. You may also change your proxy or vote by voting again via the Internet or by telephone as described above. If you wish to revoke your proxy by mail, your revocation must be received by the Secretary of Cascade no later than 5:00 p.m., local time, on Friday, April 25, 2008, the last business day before the Meeting. You may also revoke your proxy by oral request if you are present at the Meeting.

     You may still attend the Meeting even if you have submitted a proxy. You should be aware that simply attending the Meeting will not, of itself, revoke a proxy.

How do we determine a quorum?

     We must have a quorum to conduct any business at the Meeting. Shareholders holding at least a majority of the outstanding shares of common stock must either attend the Meeting or submit proxies to have a quorum. If you come to the Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum, but not count your shares as voting for or against the given matter.

How do we count votes?

     The named proxy holders will vote your shares as you instruct on your proxy. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

     A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions on a non-routine matter to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for establishing a quorum.

What is the voting requirement to approve each proposal?

     Approval of Director Nominees

     Assuming the existence of a quorum, the nine (9) director nominees receiving the most votes will be elected, even if the number of votes is less than a majority of the votes cast or present.

     Approval of the 2008 Performance Incentive Plan

     Assuming the existence of a quorum, the Cascade Bancorp 2008 Performance Incentive Plan will be approved if the number of shares voted in favor of the proposal to approve the 2008 Performance Incentive Plan exceeds the number of shares voted against.

     Approval to Ratify Appointment of the Company’s Independent Auditors

     Assuming the existence of a quorum, the Company’s independent auditors will be appointed if the number of shares voted in favor of the proposal to ratify the appointment exceeds the number of shares voted against.

How many shares are held by directors and officers?

     As of the Record Date, directors and named executive officers of Cascade beneficially owned 1,133,865 shares, all of which are entitled to vote, including 33,854 shares of Cascade common stock that are held in Cascade’s 401(k) plan and are voted by the trustees of the plan. These shares constitute approximately 4.04% of the total shares outstanding and entitled to be voted at the Meeting. We expect all directors and executive officers to vote in favor of all proposals.

Who is paying the cost of this proxy solicitation?

     Cascade will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone, and electronic communication. Cascade requests that banks, brokerage houses, other institutions, nominees, and fiduciaries forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Cascade and its bank subsidiary, Bank of the Cascades (“Bank”), acting on Cascade’s behalf, may solicit proxies personally. Cascade may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. In addition, Cascade may engage an outside proxy solicitation firm to render proxy solicitation services.

Are there any retroactive adjustments to the data in this proxy statement?

     All share related data has been retroactively adjusted for the five-for-four stock split declared and paid in 2006.

ITEM 1. ELECTION OF DIRECTORS

     The Company’s Board of Directors currently consists of ten directors. In accordance with the Cascade Bylaws, the size of the Board may be between 9 and 11 directors. Gary Capps has served as a director since 1978, has reached the mandatory retirement age set forth in Bancorp’s Bylaws and will not stand for re-election at the Meeting. The Board has voted to reduce the size of the Board, as permitted by the Bylaws, to nine members effective at the time of the Meeting. The Board has nominated the nine persons listed under the heading “Nominees” for re-election at the Meeting to serve as directors until the 2009 Annual Meeting of Shareholders and until their successors have been elected and qualified.

     Unless otherwise directed, the proxies solicited by the Board will be voted FOR the election of the nominees name below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted either (1) for the election of such substitute as the named proxies may recommend, or (2) for the balance of the nominees, leaving a vacancy. At this time the Board knows of no reason why any nominee might be unavailable to serve.

     The Bylaws of the Company do not allow nominations from the floor at the Meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Secretary of Cascades as outlined under “Nominating and Corporate Governance Committee.”

     The directors and named executive officers of Cascade beneficially own and have the right to vote 1,133,865 shares, or approximately 4.04% of the shares entitled to be voted at the Meeting.

Nominees

     All Nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of the Record Date.

Nominees for Election:	Age	Year First Elected Director
Jerol E. Andres	64	1993
Henry H. Hewitt	66	2004
Gary L. Hoffman	67	1984
Judith A. Johansen	49	2006
Clarence Jones	68	2006
Patricia L. Moss	54	1993
Ryan R. Patrick	52	1998
James E. Petersen	67	1986
Thomas M. Wells	56	2006

     Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of the directors or executive officers.

     Jerol E. Andres. Mr. Andres has served as a director since 1993. Since 1988 Mr. Andres has served as CEO and President of JELD-WEN Development, Inc., a real estate development company. He is also the Board Chair of Central Oregon Clear Choice Health Plans Inc., the provider of health insurance to the Company, and serves as a board member on Suncadia, Inc. and Chileno Bay LLC both companies where JELD-WEN Development, Inc. is a majority owner.

     Henry H. Hewitt. Mr. Hewitt has been a director of the Company since 2004. Mr. Hewitt has been a partner of the Portland, Oregon based law firm of Stoel Rives LLP since 1974 and currently serves as its Business Practice Group Leader. He was Chairman of Stoel Rives LLP from 1990 to 1998 and from 2001 until 2005. His practice emphasizes general business advice, acquisitions, financings and strategic planning. He currently serves on the board of directors of Columbia Forest Products, Inc. and Hampton Resources, Inc. and the board of trustees for Willamette University (Chairman, 1995-2003.)

     Gary L. Hoffman, M.D. Dr. Hoffman has been a director of the Company since 1984. Dr. Hoffman served as Vice Chairman of the Board from 2000 until 2005, when he was appointed Chairman of the Cascade Board of Directors. Dr. Hoffman was the owner of Grand Yachts Northwest from March 2001 until May 2005. Dr. Hoffman currently serves as a director of Pneu-Logic Corporation in Portland, Oregon, and is a co-founder and board member of Deschutes Medical Products, Inc. in Bend, Oregon.

     Judith A. Johansen. Ms. Johansen has been a director of the Company since 2006. Ms. Johansen served as PacifiCorp President/CEO from 2001 to 2006, and served as executive vice president of Regulation and External Affairs from 2000 to 2001. She currently serves on the boards of Schnitzer Steel Industries, Inc., Kaiser Permanente Foundation, and Idaho Power Co. Ms. Johansen serves as President of the Port of Portland Commission and is a former member of the board of directors of the Portland branch of the Federal Reserve Bank of San Francisco.

     Clarence Jones. Mr. Jones was elected as a director in 2006 by the Cascade shareholders in connection with the merger of Cascade and F&M Holding Company (“F&M”) and Farmers & Merchants State Bank. Mr. Jones served as President of F&M from 1989 to 1999, and then as President and CEO from 1999 to 2005, and Chairman of the Board from 2001 until April 2006. Mr. Jones provided consulting services to Cascade between April 2006 and December 2006.

     Patricia L. Moss. Ms. Moss has been director of the Company since 1993. Ms. Moss currently serves as CEO of the Bank of the Cascades (the “Bank”) and President & CEO of Cascade Bancorp. From 1998 to 2003, Ms. Moss served as President & CEO of the Bank and the Company. She is also a director of MDU Resources Group, Inc., Oregon Business Council, and Clear Choice Health Plans, Inc. In addition, Ms. Moss serves on the advisory board of Oregon Investment Fund.

     Ryan R. Patrick, CPA. Mr. Patrick has been a director of the Company since 1998. Mr. Patrick, a certified public accountant, has been a partner in the firm of Patrick Casey & Co. LLP since 2000. His experience includes financial reporting and business and tax consulting for a wide range of clients, including individuals, corporations, partnerships, estates and trusts. Mr. Patrick is a former director of Cascade Healthcare Community, which operates St. Charles Medical Centers in Bend and Redmond, Oregon. Mr. Patrick also serves as a Trustee on the Company’s Profit Sharing/401(k) Plan.

     James E. Petersen. Mr. Petersen has been a director of the Company since 1986. Mr. Petersen also serves as Assistant Secretary of the Company. Since 1980 Mr. Petersen has been a partner in the Bend law firm of Karnopp Petersen LLP where he specializes in the areas of business, real estate and estate planning. He currently serves as general counsel for the Company. Mr. Petersen formerly served as Chairman of the Board of Cascade Healthcare Community which operates the St. Charles Medical Centers in Bend and Redmond, Oregon and until its acquisition by Microsemi, Inc. in 2006, he served as a Director of Advanced Power Technology, Inc., a public company located in Bend, Oregon.

     Thomas M. Wells. Mr. Wells was elected a director in 2006 by the Cascade shareholders in connection with the merger of Cascade and F&M. He is the senior partner and CFO of the law firm Wells, Jaworski & Liebman, LLP, which he founded in 1986. Mr. Wells serves as counsel to David F. Bolger, the owner of more than 20% of the outstanding shares in the Company. In addition to his legal practice, Mr. Wells serves as Trustee of the Bolger Foundation, as president and Trustee of the Wells Mountain Foundation, and as Managing Member of Bristol Downtown Development Association, LLC.

     THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE TO THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS COMPOSITION AND RESPONSIBILITIES

Board of Directors Composition and Leadership

     The Cascade Board of Directors currently is made up of ten directors. The Board of Directors determined that each of the directors is an “independent director” as defined under the NASDAQ rules except for Moss and Jones. There is an agreement between Moss and the Company pursuant to which the Company will exercise its best efforts to cause Moss to be nominated as a director of the Company.

Responsibilities of the Board of Directors

     Each director is responsible for discharging his or her duties in good faith in the best interests of the Company, and with the care a prudent person would reasonably exercise under the circumstances. Directors have a duty to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. The Board is authorized to retain outside legal, accounting or other advisors, as necessary, to carry out its responsibilities.

     Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are expected to disclose all business relationships with the Company and recuse themselves from discussions and decisions affecting those relationships. The Company annually solicits information from directors in order to monitor potential conflicts of interest and to make its determination of director independence.

Meeting Responsibilities

     Directors are expected to attend the annual meeting of shareholders and scheduled Board meetings in person and are expected to review pre-meeting materials and to take an active and effective part in all meetings and deliberations.

     During the fiscal year 2007, the Board met nine times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of all meetings held by Board committees on which he or she served. All directors, except Johansen, attended the 2007 annual meeting.

Non-Management Directors – Stock Ownership Guidelines

     The Board has adopted stock ownership guidelines applicable to all non-management directors of the Company. The guidelines generally provide that any non-employee director should own, within four years of the beginning of their board service, Company Common Stock having a fair market value equal to four times the director’s annual cash retainer.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has designated the following committees: Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee.

     The current composition of each Board committee is:

Nominating and Corporate
Compensation Committee	Audit Committee	Governance Committee
Jerol Andres (chair)	Ryan Patrick (chair)	Henry Hewitt (chair)
Henry Hewitt	Gary Capps	Gary Capps
Judith Johansen	Judith Johansen	James Petersen
Thomas Wells	Jerol Andres	Thomas Wells

Compensation Committee

     As more fully described in its charter, the Compensation Committee provides assistance to the Board of Directors by discharging its responsibilities relating to the compensation of the Company’s Named Executive Officers (“NEOs”) and directors, and by approving the annual report on executive compensation for inclusion in the Company’s proxy statement. The Board has delegated authority to the Compensation Committee to approve compensation for the NEOs and to recommend the compensation of the CEO to the Board of Directors for approval. The Committee meets at least twice annually and additionally on an as-needed basis.

     Annual NEO compensation decisions are typically made at the February Committee meeting, and Board meeting in the case of the CEO. Compensation for NEOs is determined based on a number of factors as discussed more specifically in the “Executive Compensation Philosophy and Objectives for Named Executive Officers.” These factors are reviewed by the Committee and include the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the compensation for peers within the Company, compensation in the relevant marketplace for similar positions, and performance of the individual and the Company as a whole. In making its determination, the Committee considers all forms of compensation and benefits using widely accepted practices to review the total value delivered through all elements of pay and the potential future value of the Committee’s current compensation decisions.

     Interaction with Consultants. The Committee has in the past engaged a compensation consultant to provide input on executive compensation plan design and structure, assist in Peer Group selection, and recommend compensation ranges. In 2007, the Committee retained Clark Consulting, consultants specializing in the banking industry, to assist with several projects. One of the projects focused primarily on the competitive market analysis of executive total compensation, and included a review of the Company’s retirement, incentive and post-termination programs. The discussion below under “Compensation Committee Activity” includes further details surrounding these projects. The consultants are independent and report directly to the Committee.

     Role of Executives in Compensation Committee Deliberations. The Committee frequently requests the attendance of the CEO and the Executive Vice President and Chief Human Resources Officer at Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may be invited to attend a Committee meeting to provide pertinent financial or human resources information. NEOs in attendance may provide their insights and suggestions, but only independent Committee members may vote on decisions regarding NEO compensation.

     The Committee discusses the CEO’s compensation with her, but final deliberations and all votes regarding her compensation are made without her present. The Committee makes recommendations to the Board for final approval regarding all compensation matters for the CEO. The Committee makes all decisions related to compensation for the other NEOs after receiving recommendations from the CEO and input from the independent compensation consultants. A NEO is not present at a meeting when his or her compensation is being approved.

     The Committee met six times during 2007. For more information about the Compensation Committee’s activities see “Compensation Discussion and Analysis” and “Report of the Compensation Committee of the Board of Directors.”

Audit Committee

     The Audit Committee consists of four outside directors, each of whom is determined to meet the independence standards for members of public company audit committees set forth in NASDAQ Listing Standards and SEC rules. The Committee operates under a written charter adopted by the Board. The Board has determined that director Patrick is qualified as an Audit Committee financial expert as defined in Item 401 of Regulation S-K and NASDAQ listing standards. The Audit Committee charter is available on the Company’s website at www.botc.com.

     The Committee assists the Board in fulfilling its oversight responsibilities relating to corporate accounting and reporting practices of the Company, and to assurance of the quality and integrity of its consolidated financial statements. The purpose of the Committee is to serve as an independent and objective party to: (i) monitor the Company’s financial reporting process and internal control system, (ii) oversee, review and appraise the audit activities of the Company’s independent auditors and internal auditing function, and (iii) maintain complete, objective and open communication between the Board, the independent accountants, financial management, and the internal audit function. The Committee provides oversight and evaluation of the process by which management certifies the effectiveness of the Company’s system of internal controls. The Committee reviews and discusses with the independent auditor its attestation report on the Company’s system of internal control over financial reporting and its findings as to deficiencies in the system of controls, if any.

     The Company’s independent auditor reports directly to the Audit Committee. The Audit Committee is solely responsible for appointing or replacing the Company’s independent auditor, recommending the submission of such appointment to a shareholder vote, and assuring the independence and providing oversight and supervision thereof. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee. The Audit Committee met six times during 2007. For more information about the Audit Committee’s activities see “Report of the Audit Committee of the Board of Directors.”

Nominating and Corporate Governance Committee

     As more fully described in its charter, the Nominating and Corporate Governance Committee provides assistance to the Board by identifying qualified individuals as prospective Board members and recommends to the Board of Directors the director nominees for election at the annual meeting of shareholders. The Committee oversees the annual review and evaluation of the performance of the Board and its committees, develops and recommends corporate governance guidelines to the Board of Directors, and leads and oversees a search process in the event of a CEO vacancy. In addition, the Committee examines, evaluates, and monitors the independence of directors for general Board positions, as well as for specific committee duties, and evaluates specific qualifications for members serving as audit committee financial experts. The Committee also reviews and approves or ratifies any material potential conflict of interest or transaction between Cascade and any “related person” as defined under applicable SEC rules. See “Related Person Transactions Policy and Procedures” below. The Nominating and Corporate Governance Committee met three times during 2007.

     The Committee evaluates the qualifications of individual candidates for the Board using a consistent process that takes into account all factors and criteria it considers appropriate, including identifying the beneficial impact a candidate will have on the Company and the Board in terms of skill set, expertise, experience, business development contributions, background, character, individual success in chosen fields, public company expertise, geographic diversity, and independence of candidates. The Committee will consider shareholder recommendations for candidates for the Board using the same process. Shareholder recommendations for potential directors must be in writing, the shareholder submitting a recommendation must have continuously held at least $2,000 in market value of Cascade Bancorp common stock for at least one year and hold the stock through the date of the annual meeting. Any shareholder who intends to nominate a director at an annual meeting must deliver notice to the Secretary of Cascade not less than 60 or more than 90 days prior to the date of the annual meeting; provided, however, that if less than 65 days notice or prior public disclosure of the meeting date is given to shareholders, the shareholder’s notice of a director nomination must be received before the close of business on the 15th day after the notice or prior public disclosure to be timely. The shareholder notice must include, for each nominee, the name, age, business address, residences, principal occupation or employment, number of shares owned by the nominee and other information that would be required under the rules of the SEC. The Committee requires evidence that the nominee’s qualifications meet the criteria and considerations as outlined in the Committee charter or as published by the Company from time to time. Refer to the Nominating and Corporate Governance Committee Charter at the Company’s website www.botc.com for minimum qualifications of director candidates and procedures for shareholders in communicating with the Board.

     Related Person Transactions Policy and Procedure. In November 2007, the Board of Directors adopted a written Related Person Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) Cascade was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest. A related person as defined in the policy is (i) a member of the Board of Directors, (ii) a nominee for the Board of Directors, (iii) an executive officer, (iv) a person who beneficially owns more than 5% of Cascade’s common stock or (v) any immediate family member of any of the people listed above.

     Under the policy, the related person is required to notify and provide information regarding the related person transaction to the Company’s Chief Financial Officer (CFO. If the CFO determines that the proposed transaction is a related person transaction in which the related person’s interest is material, the Nominating and Corporate Governance Committee must review the transaction for approval or disapproval. In determining whether to approve or disapprove a related party transaction, the Nominating and Corporate Governance Committee shall consider all relevant facts and circumstances. No committee member shall participate in the review of a related person transaction if he or she has an interest in the transaction.

     Committee Activity. During 2007, the Nominating and Corporate Governance Committee reviewed the trends of companies in the area of declassification of boards, director terms and adopting majority voting standards in uncontested Director elections. The Committee carefully studied and considered the issue and recommended that the Board (i) amend the Cascade Bylaws to declassify the Board and require each director to stand for election at the annual meeting, and (ii) revise the Cascade Corporate Governance Guidelines to require that any director nominee who receives a smaller number of votes “for” than the number of votes “withheld” for such director’s election must submit a written offer to resign to the Board. The Board accepted the Committee recommendations and amended the Bylaws and revised the Corporate Governance Guidelines on November 26, 2007. During 2007, the Committee also reviewed the Board performance, reviewed potential board candidates, and recommended nominees for director.

Director Compensation

     The following table sets forth information regarding director compensation for the fiscal year ended

Director Compensation Table

				Change in
				Pension Value
				and Nonqualified
	Fees Earned		Non-Equity	Deferred
	or Paid in	Stock	Incentive Plan	Compensation	All Other
	Cash	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Gary L. Hoffman	50,700	24,998	N/A	10,648	339	86,685
Jerol E. Andres	47,850	24,998	N/A	18,697	339	91,884
Gary Capps	41,450	24,998	N/A	13,639	339	80,426
Henry H. Hewitt	39,600	24,998	N/A	N/A	339	64,937
Judith A. Johansen	39,000	24,998	N/A	N/A	339	64,337
Clarence Jones	35,400	24,998	N/A	N/A	339	60,737
Ryan R. Patrick	44,350	24,998	N/A	5,007	339	74,694
James E. Petersen	40,700	24,998	N/A	10,754	339	76,791
Thomas M. Wells	37,000	24,998	N/A	N/A	339	62,337

____________________

Notes:

Column c:	Represents the 2007 FAS 123R expense values for restricted stock grants made in 2007.

Column f:	Includes accruals for the director emeritus plan in 2007. There was no director emeritus accrual for Mr. Hewitt, Ms. Johansen, Mr. Jones and Mr. Wells since they are not participants in the plan.

Column g:	Includes cash dividends accrued in 2007 on unvested restricted stock.

     The following narrative discusses the material information necessary to understand the information provided in the Director Compensation Table above.

     Fees Earned or Paid in Cash (column b): Each Company director received an annual retainer of $25,000 cash in 2007. Directors also received $1,000 per Company Board meeting. The Chairman of the Board (Hoffman) received an additional fee of $15,000 in 2007. Chairs of the various committees also received the following additional fees for serving in their respective chair positions during 2007: Andres ($7,500), Hewitt ($2,000), Patrick ($9,000), and Petersen ($4,000.) Fees for attending committee meetings were paid to the members of the following committees on a per meeting basis: $500 for Audit Committee, $500 for Compensation Committee, $500 for Nominating and Corporate Governance Committee, $150 for the Loan Committee of the Bank, $250 for the Trust Committee of the Bank and $500 for the 401K/Profit Sharing of the Company.

     Stock Awards (column c): The Company granted shares of restricted stock to its outside directors in 2007. On February 1, 2007, the Company granted the directors 915 shares each at $27.32 price per share. All of these shares vested on February 1, 2008. The shares granted in 2007 were subject to FAS 123R and were expensed and reflected in the 2007 fiscal year.

     Option Awards (column d): The Company historically has not granted any stock options to directors other than nonqualified stock options. The Company did not grant any stock options to the directors in 2007 and no FAS 123R expense amounts were recognized in 2007 for stock options granted from previous years.

     Change in Pension Value and Nonqualified Deferred Fee Earnings (column f): Some of the directors are party to a director emeritus agreement. The amounts in this column represent the 2007 annual accrual for each of the directors that is party to a director emeritus agreement. The director emeritus agreement provides for a benefit of $18,000 per year for directors Andres, Hoffman, Patrick and Petersen (for director Capps, the benefit is $22,200.) The benefit will be paid from the director’s normal retirement date until the later of the director’s death or 120 months. Directors Andres, Hoffman, Patrick and Petersen are also party to Deferred Fee Agreements, at the annual interest of 6.5%, which is not considered above market interest and is not reported in this table.

     Aggregate Number of Option Awards Outstanding. At 2007 fiscal year end, the following aggregate number of option awards to directors were outstanding: Hoffman - 0, Andres - 0, Capps – 0, Hewitt - 0, Johansen - 0, Jones - 0, Patrick - 7,420, Petersen - 7,420, and Wells - 0.

Communications with Directors

     Shareholders wishing to communicate with the Board of Directors or with a particular committee or director may do so in writing addressed to the Board, or to the particular director, and delivering it to our Secretary at the address of our main office at 1100 N.W. Wall Street, Bend, Oregon 97701. The recipient will promptly forward such communications to the applicable committee, director or to the Chairman of the Board for consideration.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth the shares of common stock beneficially owned as of February 29, 2008, by each director and each named executive officer, the directors and named executive officers as a group and those persons known to beneficially own more than 5% of our common stock:

					Total Shares
	Shares of	Nonvested	Stock	Shares held	of Common	Percent
	Common	Restricted	Options	in 401(K)	Stock	of
Beneficial Owner's Name	Stock	Stock	Exercisable	Plan	Owned	Class
5% Owners:

David F. Bolger
79 Chestnut Street
Ridgewood, NJ 07450	5,795,178	—	—	—	5,795,178	20.67%

T. Rowe Price Associates, Inc. (1)
100 East Pratt Street
Baltimore, MD 21202	2,275,250	—	—	—	2,275,250	8.12%

The Bank of New York
Mellon Corporation
One Wall Street, 31st Floor
New York, NY 10286	1,576,516	—	—	—	1,576,516	5.62%

Directors and Named Executive Officers:
Jerol E. Andres, Director	23,996	—	—	—	23,996	0.09%
Gary L. Capps, Director	72,884	—	—	—	72,884	0.26%
Gary L. Hoffman, Director	96,482	—	7,420	—	103,902	0.37%
Ryan R. Patrick, Director	29,759	—	7,420	—	37,179	0.13%
James E. Petersen, Director	96,527	—	7,420	—	103,947	0.37%
Judith Johansen, Director	4,651	—	—	—	4,651	0.02%
Henry Hewitt, Director	8,415	—	—	—	8,415	0.03%
Patricia L. Moss, Director and Officer	130,902	31,123	132,094	16,112	310,231	1.11%
Clarence Jones, Director	19,657	—	—	—	19,657	0.07%
Thomas M. Wells, Director	30,082	—	—	—	30,082	0.11%
Michael J. Delvin, Officer	9,281	12,954	22,103	504	44,842	0.16%
Gregory D. Newton, Officer	42,798	8,520	66,728	1,036	119,082	0.42%
Frank R. Weis, Officer	62,934	7,224	52,635	5,585	128,378	0.46%
Peggy L. Biss, Officer	47,358	7,199	61,445	10,617	126,619	0.45%

All Directors and Named Executive
Officers as a Group (14)	675,726	67,020	357,265	33,854	1,133,865	4.04%
____________________

(1)	These securities are owned by various individual and institutional investors including shares owned by T. Rowe Price International and the T. Rowe Price Mutual Funds (which owns 1,467,925 shares, representing 5.2% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

ITEM 2. APPROVAL OF THE CASCADE BANCORP 2008 PERFORMANCE INCENTIVE PLAN

     The Board of Directors approved the Cascade Bancorp 2008 Performance Incentive Plan (“Plan”) effective January 1, 2008, subject to approval by the shareholders at the Meeting. The Plan replaces the Cascade Bancorp 2002 Stock Incentive Plan (“2002 Plan”). We are asking our shareholders to approve the Plan because we believe the Plan is necessary to attract and retain highly qualified officers, non-employee directors, key employees and key independent contractors, to incent and reward superior performance in achieving Cascade’s long-term objectives, and to provide these individuals with a direct proprietary interest in Cascade’s operation and its future success. We believe that receipt of awards under the Plan will be an incentive to participants and will provide a benefit to shareholders by aligning the interests of the Plan participants with Cascade’s shareholders.

Recommendation of the Board

     THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2008 PERFORMANCE INCENTIVE PLAN.

CASCADE BANCORP 2008 EQUITY INCENTIVE PLAN

     The Board of Directors adopted the Plan because the 2002 Plan has only a limited number of shares available for grant and is restricted to grants of stock options, stock and restricted stock. On March 3, 2008, the number of shares of stock which have been reserved but not issued under the 2002 Plan was approximately 135,000. As a consequence, without approval of the Plan, Cascade anticipates it will no longer have sufficient shares available for periodic grants principally to its officers, non-employee directors and key employees. The Board of Directors believes that Cascade should continue to have a shareholder-approved compensation plan to make compensation awards to attract and retain employees, executive officers, non-employee directors and other service providers that includes various incentive options such as stock options, stock, restricted stock, restricted stock units and stock appreciation rights. The Plan will not become effective unless it is approved by Cascade’s shareholders. If the shareholders approve the Plan, this approval is intended to satisfy the shareholder approval requirements under Section 162(m) of the Internal Revenue Code, as amended (the “Code”), so as to permit Cascade to deduct under federal income tax law certain amounts paid under the Plan to executive officers that might otherwise not be deductible, and to permit Cascade to grant “incentive stock options” eligible for special tax treatment under Code Section 422.

     If the shareholders approve the Plan, the number of shares of Cascade’s common stock reserved for issuance under the Plan will be (a) 1,000,000 shares, plus (b) the number of shares of stock which have been reserved but not issued under the 2002 Plan, plus (c) any shares of stock returned to the 2002 Plan, as a result of expiration, cancellation or forfeiture. If the shareholders approve the Plan, there will be no further awards made pursuant to the 2002 Plan. As of March 3, 2008, approximately 1,301,436 shares of common stock or approximately 4.0% of the outstanding shares were subject to awards under prior plans.

     The market value of Cascade common stock on March 3, 2008, determined by the closing price for the shares as quoted on the Nasdaq Global Market on such date, was $10.13.

     Because benefits, including options to be received, under the Plan will depend on the Administrator’s (as defined below) actions and the fair market value of Cascade’s common stock at various future dates, it is not possible to determine the benefits that will be received by employees, officers, directors and independent contractors if the Plan is approved by the shareholders. No awards have been granted under the Plan to any individual as of the date of this Proxy Statement.

Plan Highlights

     If the Plan is approved by the shareholders, the Plan will be effective as of January 1, 2008. If the Plan is not approved by the shareholders, after the grant of the remaining shares available under the 2002 Plan, Cascade will not have a shareholder-approved plan pursuant to which it may grant equity awards that satisfy certain tax requirements to employees.

     The material terms of the Plan include the following:

  The types of awards that may be granted are stock options (including incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, stock appreciation rights and other similar types of equity awards intended to qualify as “performance-based” compensation under applicable tax rules;

  The maximum number of shares of common stock that will be available for issuance under the Plan is (a) 1,000,000 shares, plus (b) the number of shares of stock which have been reserved but not issued under the 2002 Plan, plus (c) any shares of stock returned to the 2002 Plan, as a result of expiration, cancellation or forfeiture;

  Shares of common stock may be granted under the Plan during its term as restricted stock grants, restricted stock units or any similar type of equity award that does not require the grantee to pay Cascade an amount equal to the fair market value of the common stock as of the award grant date in order to acquire the award shares;

  Shares that have been issued under the Plan, whether upon exercise of a stock option or under a stock award, will not be available for future distribution under the Plan unless the shares are repurchased by or forfeited to Cascade upon the grantee’s failure to vest in or otherwise earn the shares;

  If a grantee pays the exercise or purchase price of an award through the tendering of shares or if award shares are withheld or tendered to satisfy applicable withholding obligations, the number of shares tendered or withheld shall become available for re-issuance under the Plan;

  A repricing of options or stock appreciation rights without shareholder approval is prohibited (other than in connection with certain changes in Cascade’s capitalization such as stock splits, as further described below);

  The total number of shares of stock available for granting any type of awards, other than awards of options or stock appreciation rights shall not exceed 500,000, subject to adjustment as provided in the Plan;

  In the event of any stock split, reverse stock split, stock dividend, combination, reclassification of our common stock or any other change to the capital structure of Cascade (effected without receipt of consideration by Cascade), the Administrator shall make proportionate adjustments to (1) the number of shares of common stock covered by each outstanding award under the Plan, (2) the number of shares of common stock which have been authorized for issuance under the Plan but as to which no awards have yet been granted or which have been returned to the Plan upon cancellation, forfeiture or expiration of an award, (3) each of the share limitations under the Plan, and (4) the price per share of common stock covered by each such outstanding award under the Plan;

  Shareholder approval is required for certain types of amendments to the Plan;

  The Plan permits the grant of awards intended to qualify as “performance-based compensation” under Code Section 162(m); and

  The Plan will terminate in ten years unless it is extended or terminated earlier pursuant to its terms.

Description of the Plan

     General. A copy of the Plan is attached to this proxy statement as Annex A. The following description of the Plan is a summary and is qualified by reference to the complete text of the Plan.

     The purpose of the Plan is to attract, motivate and retain employees and independent contractors of Cascade, any subsidiary or affiliate and non-employee directors of Cascade, any subsidiary or any affiliate. The Plan is also designed to encourage share ownership by such persons, thereby aligning their interest with those of Cascade’s shareholders and to permit the payment of compensation that qualifies as other performance base compensation under Section 162(m) of the Code. Pursuant to the provisions of the Plan, there may be granted options (including “incentive stock options” as defined in Section 422 of the Code and “non-qualified stock options”), and other stock-based awards, including but not limited to restricted stock, restricted stock units, stock appreciation rights and other cash-based awards.

     Eligibility. Awards may be granted under the Plan to officers, employees, independent contractors and non-employee directors of Cascade or of any of the subsidiaries and affiliates. Incentive stock options may be granted only to employees of Cascade or its subsidiaries. There are currently approximately 157 employees, nine non-employee directors, four officers, and no independent contractors eligible to receive awards under the Plan. The Administrator, in its discretion, selects the employees, directors and independent contractors to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

     Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors, or at the discretion of the Board of Directors (as applicable, the “Administrator”).

     Section 162(m) Limitations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid in a year to Cascade’s Chief Executive Officer or any of the four other most highly compensated officers. Stock options and other stock awards may qualify as performance-based compensation if Cascade satisfies certain requirements in connection with the plan under which the awards are granted. Among other requirements, the plan must be shareholder-approved and must contain a limit on the aggregate value any one individual under the plan may receive during a specified period. Accordingly, the Plan provides that no grantee may receive more than $5,000,000 annually (see “Qualifying Performance Criteria” (below)).

     Additional requirements apply to certain forms of compensation, such as stock awards other than stock options and stock appreciation rights, in order for them to qualify as performance-based compensation, including a requirement that payment of the value of the awards be contingent upon achievement of performance goals that are established in a manner specified under Section 162(m) of the Code.

     Shareholder approval of this proposal will constitute shareholder approval of the share and dollar limitations as well as of the qualifying performance criteria for Section 162(m) purposes. Although Cascade seeks shareholder approval of the Plan in a manner that will allow awards granted thereunder to qualify as performance-based compensation under Section 162(m), it does not guarantee that awards granted hereunder will so qualify and Cascade from time to time may choose to grant awards that cannot so qualify. To continue to comply with Section 162(m), we will be required to seek shareholder approval of the qualifying performance criteria again in 2013.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between Cascade and the optionee and is subject to the following additional terms and conditions:

     Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option or a nonstatutory stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted and the exercise price of an incentive stock option granted to an employee who holds more than 10% of the voting stock of Cascade may not be less than 110% of the fair market value of the common stock on the date the option is granted. The fair market value of our common stock is the closing price for the shares as quoted on the Nasdaq Global Market as of the applicable date. Cascade may not reprice an option to reduce the exercise price of such option without shareholder approval (except in connection with a change in Cascade’s capitalization (see “Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale” (below)).

     Exercise of Option; Form of Consideration. The Administrator determines when options vest and become exercisable and in its discretion may accelerate the vesting of any outstanding option. Cascade’s standard vesting schedule applicable to options granted to employees has been a three-year period from the date of grant or the date of hire, assuming continued employment with Cascade. The means of payment for shares issued upon exercise of an option are specified in each option agreement.

     Term of Option. The term of an option may be no more than ten years from the date of grant. An optionee may not exercise an option after the expiration of the option’s term.

     Termination of Employment. If an optionee’s employment terminates for any reason other than death or disability, then options held by the optionee under the Plan will be exercisable, to the extent they are vested on the termination date, and shall remain exercisable for such period as may be provided in the applicable award terms but not beyond the expiration of the award.

     Generally, pursuant to an award agreement, if an optionee’s employment terminates as a result of optionee’s death or disability, all outstanding unvested options fully vest as of the date of the optionee’s death or disability and may be exercised for twelve months following the optionee’s death or disability but in no event after the expiration date. The Administrator has the authority to extend the period of time for which an award is to remain exercisable following a grantee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the award.

     Terms and Conditions of Stock Awards. Stock awards may be restricted stock grants, restricted stock units, stock appreciation rights or other similar stock awards (including awards that do not require the grantee to pay any amount in connection with receiving the shares or that have a purchase price that is less than the grant date fair market value of our stock.) Restricted stock units represent a promise to deliver shares of our common stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Stock appreciation rights are rights to receive cash or shares of our common stock based on the amount by which the exercise date fair market value of a specific number of shares exceeds the grant date fair market value of the exercised portion of the stock appreciation right. The total number of shares to which a stock appreciation right applies (rather than the net number issued upon settlement) shall be deducted against the number of shares of common stock reserved for issuance under the Plan upon settlement of the stock appreciation right. Restricted stock grants are awards of a specific number of shares of our stock.

     Each stock award agreement will contain provisions regarding (i) the number of shares subject to the stock award, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria (including qualifying performance criteria), if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (iv) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the stock award or the shares, and (vi) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

     The term of a stock appreciation right may be no more than ten years from the date of grant.

     Nontransferability. Generally, grantees may not transfer awards granted under the Plan other than by will or the laws of descent and distribution or to a designated beneficiary upon the grantee’s death. The Administrator may in its discretion make an award transferable (other than for value) to a grantee’s family member or any other person or entity as it deems appropriate.

     Qualifying Performance Criteria. Qualifying performance criteria means the performance goal(s) determined by the Administrator in its discretion to be applicable to a grantee with respect to an award and may provide for one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses (including expense efficiency ratios and other expense measures), earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, growth of loans and deposits, number of customers or households, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation.

     The performance goals may differ from grantee to grantee and from award to award. Any criteria used may be measured in absolute terms or as compared to another company or companies. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Various rules apply under Section 162(m) as to when and how qualifying performance objectives may be established and achievement of such objectives may be confirmed.

     Deferral of Award Benefits. The Administrator may permit grantees whom it selects to defer compensation payable pursuant to the terms of an award or defer compensation arising outside the terms of the Plan pursuant to a program that provides for deferred payment in satisfaction of other compensation amounts through the issuance of one or more awards under the Plan.

     Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale. Except as otherwise provided in the Plan or in an award term, in the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards or the total number of awards issuable under the Plan, (ii) the number and kind of shares of common stock or other property issued or issuable in respect of outstanding awards, (iii) the exercise price, grant price or purchase price relating to any award, (iv) the performance goals, and (v) the individual limitations applicable to awards; provided that, with respect to incentive stock options, any adjustment shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder, and provided further that no such adjustment shall cause any award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

     Amendment and Termination of the Plan. The Board of Directors may amend, alter or discontinue the Plan and outstanding awards thereunder, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a grantee under any award theretofore granted without such grantee’s consent, or that without the approval of the shareholders (as described below) would, except in the case of an adjustment upon changes in capitalization, merger, or asset sale (see “Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale” (above)), increase the total number of shares of common stock reserved for the purpose of the Plan. In addition, shareholder approval shall be required with respect to any amendment with respect to which shareholder approval is required under the Code, the rules of any stock exchange on which common stock is then listed or any other applicable law. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of (i) its adoption date or (ii) the date the Plan is approved by a majority of the shareholders of the Company, whichever is earlier. No awards shall be granted under the Plan after such termination date.

Federal Income Tax Consequences

     THE FOLLOWING IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS UNDER THE PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS.

     Options. The grant of an incentive stock option will not be a taxable event for the optionee. Upon exercise the optionee does not recognize income for “regular” tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the “option spread”) is includable in the optionee’s “alternative minimum taxable income” for purposes of the alternative minimum tax. If the optionee does not dispose of the stock acquired upon exercise of an incentive stock option until more than two years after the option grant date and more than one year after exercise of the option, any gain (or loss) upon sale of the shares will be a long-term capital gain (or loss.) If shares are sold or otherwise disposed of before these periods have expired (a “disqualifying disposition”), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option.) Cascade is not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition (unless limited by Section 162(m)).

     The grant of a nonstatutory option having an exercise price equal to the grant date fair market value of our common stock will not be a taxable event for the optionee. Upon the exercise of a nonstatutory option, the optionee will recognize ordinary income (and unless limited by Section 162(m) Cascade is entitled to a corresponding deduction) in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon the disposition of stock acquired upon exercise of a nonstatutory stock option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. Cascade may allow nonstatutory stock options to be transferred subject to conditions and restrictions imposed by the Administrator; special tax rules may apply on such a transfer. In the case of both incentive stock options and nonstatutory stock options, special federal income tax rules apply if Cascade’s common stock is used to pay all or part of the option price, and different rules than those described above will apply if unvested shares are purchased on exercise of the option.

     Stock Awards. Stock awards will generally be taxed in the same manner as nonstatutory stock options. Shares issued under a restricted stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the participant ceases to provide services to Cascade and are not transferable. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time the award shares are issued. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

     The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of such issuance, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by Cascade. Cascade is entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

     Section 409A. The American Jobs Creation Act of 2004 added Section 409A to the Code, generally effective January 1, 2005. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides rules for elections to defer, if any, and for timing of payouts. There are significant penalties placed on the individual participant for failure to comply with Section 409A.

     Section 409A does not apply to incentive stock options, nonstatutory stock options that have an exercise price that is at least equal to the grant date fair market value and meet certain other requirements and restricted stock type awards provided there is no deferral of income beyond the vesting date. Section 409A also does not cover stock appreciation rights if the exercise price is not less than the fair market value of the underlying stock on the date of grant, the rights are settled in such stock and no features defer the recognition of income beyond the exercise date.

Accounting Treatment

     Cascade will recognize compensation expense in connection with awards granted under the Plan as required under applicable accounting standards, including under Statement of Financial Accounting Standards No. 123R. Cascade currently amortizes compensation expense associated with equity awards over an award’s requisite service period and establishes fair value of equity awards in accordance with applicable accounting standards.

COMPENSATION DISCUSSION AND ANALYSIS

     As previously described in the “Compensation Committee” section, the Compensation Committee (“Committee” as used in this section) determines our compensation objectives, philosophy and forms of compensation for our NEOs and directors and recommends the same for the CEO to the Board for its approval. Several members of senior management, including the CEO and Executive Vice President and Chief Human Resources Officer, regularly participate in the Committee’s executive compensation process for the NEOs, and the Committee regularly receives reports and recommendations from its compensation consultant. This Compensation Discussion and Analysis discusses and analyzes the Company’s compensation program and the amounts shown in the executive compensation tables that follow (Director Compensation tables are set forth under “Director Compensation” above.) The Company NEOs are:

Name	Position
Patricia L. Moss	President and CEO of Cascade Bancorp and CEO of
Bank of the Cascades
Michael J. Delvin	Executive Vice President and COO of Cascade Bancorp
and President and COO of Bank of the Cascades
Gregory D. Newton	Executive Vice President, Chief Financial Officer and
Secretary of the Company
Peggy L. Biss	Executive Vice President and Chief Human Resources
Officer of the Company
Frank R. Weis	Executive Vice President and Chief Credit Officer of
Bank of the Cascades.

Executive Compensation Philosophy and Objectives for Named Executive Officers

     We believe it is critical to the success of the Company to attract and retain highly qualified executives to the Company. It is also important to encourage, motivate and reward these executives for achieving and maintaining high levels of performance that contribute to long-term shareholder value. To achieve these objectives, we have structured our executive compensation program to recognize and reward the contributions of the executives in achieving our performance goals while aligning the interest of executives and shareholders by linking a significant portion of an executive’s compensation to Company performance. Our executive compensation program is designed to have sufficient flexibility to facilitate the achievement of the goals for individual business units and individual executives, but to do so within the overall objectives for performance of the Company as a whole.

     Notwithstanding the Company’s overall compensation objectives as related to our Peer Group, as defined and set forth below, compensation opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and difficulty in recruiting a new executive. We believe a portion of each executive’s total compensation opportunity should be tied to individual performance. In addition, a meaningful portion of each executive’s total compensation opportunity should be linked to long-term goals and delivery of increasing shareholder value. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value. In some instances, the amount and structure of compensation results from arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality and proven managerial talent. Decisions regarding total compensation program design, as well as individual pay decisions and adjustments, will be made in the context of this executive compensation philosophy.

Compensation Framework

     We desire to balance short-term and long-term objectives, so annual incentives are combined with long-term incentives, to attract executive talent, retain a team of effective leaders and provide protection for the Company. The compensation framework set forth below balances the NEOs’ need for current cash, security, and funds to cover taxes on long-term incentives with the need for alignment of NEOs’ long-term interests with those of shareholders.

     The combination of salary plus the annual cash incentive make up cash compensation. The sum of cash compensation plus the annual equity/long-term incentive awards results in total direct compensation. Achieving high performance will result in achieving maximum total direct compensation. The Company also desires to motivate and reward NEOs relative to driving superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining future compensation levels.

     The following table lists the elements of our 2007 executive compensation program and the primary purpose and form of each.

Element	Objectives and Basis	Form
Base Salary	The objective is to fix a base salary that reflects each NEOs position, individual performance, experience, and expertise and is competitive for each role. We target NEOs’ salaries in the range of the 50th percentile to the 60th percentile of the competitive market as established by a selected Peer Group of banking institutions. See “Peer Group” below for further discussion of the Peer Group.	cash

Annual Cash Incentive (Bonus)

The Annual Cash Incentive is structured to put a significant portion of the NEO’s total compensation package at risk. The Annual Cash Incentive is driven by performance and structured to reward the NEOs who are directly responsible for the high performance of the Company. The annual award levels are contingent on meeting predefined corporate, business unit or department and individual goals as established by the CEO and the Board of Directors. The Company communicates the associated performance metrics, goals, and award opportunities (expressed as a percentage of salary) to the NEOs at the beginning of the year. High performance is defined as exceeding pre-determined corporate, business unit or department and individual goals, and achieving financial performance for the Company that is expected to be at a correspondingly high level in relation to the Peer Group. Cash awards may also be granted at the discretion of the Committee.

cash

Equity/Long-Term Incentives

The Equity/Long-Term Incentives are designed to drive Company performance and align NEOs’ interest with the shareholders’ interest and to retain executives through long-term vesting and potential wealth accumulation. These awards are granted at the discretion of the Committee and vest over a period of time and may include incentive stock options, non-qualified stock options, restricted stock, restricted stock units or stock appreciation rights. (Restricted stock units and stock appreciation rights may be used in the future if the Plan is approved by shareholders.)

equity-based awards

Deferred Compensation	The Bank sponsors a qualified retirement plan for all employees that includes Bank matching and profit-sharing contributions, providing tax-deferred means to save for retirement.	401(k) retirement savings plan

	The NEOs currently each have in place a Supplemental Employee Retirement Plan (“2008 SERP”). The 2008 SERPs were entered into in February 2008 between the NEOs and the Bank and replace the prior Supplemental Executive Retirement Plan Agreements (“SERPs”) and Salary Continuation Agreements (“SCAs”). The NEOs also have deferred compensation agreements with the Bank (“DCAs”).	executive retirement benefits

Other Compensation

To provide for the wellness of our executives, the NEOs receive broad-based employee benefits such as medical, dental, vision, long-term disability, and life insurance coverage. The NEOs are provided the same benefits, and participate in the costs of these benefits at the same rate, as all other employees.

various

Peer Group

     The primary data source used in setting competitive compensation targets for the NEOs is the information publicly disclosed by a “2007 Peer Group” of the 16 companies listed below (“Peer Group”), the composition of which is reviewed annually and may change from year-to-year. These companies include banks of similar size and business strategy (i.e. those with a commercial lending focus.) The Committee selected high-performing banks located in geographic locations with similar growth opportunities. This Peer Group is selected because the Company has historically performed in the top tier of all banks nationally. The selected Peer Group is comprised of banks that historically have achieved faster rates of growth in areas such as loans, deposits, net income and earnings per share. In addition, the Peer Group has sustained above-industry performance in key metrics such as return on assets and return on equity when compared to community banks in general.

     The following table lists the companies comprising the Peer Group.

2007 PEER GROUP
Company Name (Ticker)	Company Name (Ticker)
PFF Bancorp Inc. (PFB)	West Coast Bancorp (WCBO)
Glacier Bancorp Inc. (GBCI)	First Regional Bancorp (FRGB)
First Community Bancorp (FCBP)	Capital Corp of the West (CCOW)
Banner Corporation (BANR)	Vineyard National Bancorp (VNBC)
Centennial Bank Holdings Inc. (CBHI)	Farmers & Merchants Bancorp (FMCB)
Western Alliance Bancorporation (WAL)	Heritage Commerce Corporation (HTBK)
Frontier Financial Corporation (FTBK)	AmericanWest Bancorporation (AWBC)
Mid-State Bancshares (MDST)	Columbia Banking System, Inc. (COLB)

Application of the Compensation Framework

     After consideration of the data collected on the 2007 Peer Group and each NEO’s performance, the Committee makes decisions regarding individual NEOs’ target total compensation opportunities pursuant to our “Executive Compensation Philosophy and Objectives.”

     In 2007, the Committee defined specific target and maximum award opportunities as a percentage of salary for each executive. When combined with salary, the annual and long-term incentive opportunities are designed to position compensation at approximately the 50th to the 65th percentile of the competitive market as established by the Peer Group for target-level performance, and the 80th to the 90th percentile of the competitive market as established by the Peer Group for high-level performance.

     The table below summarizes the current application of the compensation framework for the NEOs of the Company.

Mix of Fixed and Variable Pay Compared to Peer Group Compensation
Target Awards				Maximum Awards
Fixed	Variable			Fixed	Variable
	Annual Cash	Long-Term	Total		Annual Cash	Long-Term	Total
Salary	Incentive Plan	Incentive Plan	Variable Pay	Salary	Incentive Plan	Incentive Plan	Variable Pay
50% - 60%	50% - 65%	50% - 65%	50% - 65%	50% - 60%	80% - 90%	80% - 90%	80% - 90%

     Base Salary. NEOs are paid cash salaries intended to be competitive in the marketplace as established by the Peer Group and take into account the individual’s experience, performance, responsibilities, and past and potential contributions to the Company. There is no specific weighting applied to the factors considered for setting salaries, and the Committee uses its own judgment and expertise, including CEO recommendations and input from independent compensation consultants, in determining appropriate salaries within the parameters of the compensation philosophy. The salaries are targeted in the range of approximately the 50th to 60th percentiles of the Peer Group (discussed above under “Compensation Framework”), with flexibility to reflect other market data and each individual’s situation. The salaries are set at a lower competitive position than total compensation. The Company targets market competitive salaries as established by the Peer Group and emphasizes placing a significant portion of total compensation at risk and linked to performance.

     Salary decisions take into account the positioning of projected total direct compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have a significant impact on total compensation. The Committee reviews the projected total direct compensation based on the proposed salaries.

     Annual Cash Incentive (Bonus.) Annual cash incentives (bonuses) are used to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Annual cash incentive awards are provided under the terms of the management incentive bonus program. The bonus program identifies goals relative to Company performance (i.e. return on equity, return on assets, growth in earnings per share and net interest margin), growth (i.e. loan growth and deposit growth), sales and relationship building (i.e. household relationships and household retention), quality (i.e. capital ratios and efficiency ratio) and individual performance.

     The table below shows the annual cash incentive award opportunities at threshold, target, and maximum as a percentage of salary for 2007.

	Annual Cash Incentive Opportunity as
	Percent of Salary for Performance in 2007
Executive	Threshold	Target	Max
Patricia L. Moss	54%	60%	120%
Michael J. Delvin	40%	45%	90%
Gregory D. Newton	36%	40%	80%
Peggy L. Biss	36%	40%	80%
Frank R. Weis	36%	40%	80%

     Equity/Long-Term Incentives. Long-term equity incentives are used to encourage ownership, foster retention, and align NEOs’ interests with the long-term interests of shareholders. Similar to the approach used for annual cash incentives, long-term incentive award opportunities are defined as a percentage of base salary. The long-term incentive awards are generally contingent on achieving Company performance goals and are granted at the discretion of the Committee for all NEOs other than the CEO, which is granted by the Board.

     The table below shows the total long-term incentive opportunity for 2007 on an annualized basis as a percentage of salary.

	Equity Award Opportunities in 2007 as a
	Percentage of Base Salary
NEO	Threshold	Target	Max
Patricia L. Moss	n/a	60%	120%
Michael J. Delvin	n/a	45%	90%
Gregory D. Newton	n/a	40%	80%
Peggy L. Biss	n/a	40%	80%
Frank R. Weis	n/a	40%	80%

     Deferred Compensation Agreements. The Bank has DCAs in place for the NEOs. DCAs are very common within the industry and eighty-eight percent (88%) of the Peer Group currently utilize deferred compensation plans. The Bank has established a deferral account for the NEOs on its books, which collects the annual deferral and interest. The deferral account is solely used as a measuring device, and the NEO is a general unsecured creditor of the Bank regarding the payment of benefits. The DCA also provides payouts in the event of the following terminations: early retirement, disability, change of control, financial hardship, and death.

     The table below summarizes the terms of the DCAs in place for each of the NEOs.

Payable in Equal Installments
as set forth below or in a
		Lump Sum within 90 days of	Normal	Current
	Agreement	Termination upon Normal	Retirement	Deferral
NEO	Date	Retirement	Date	Election
Patricia L. Moss	1995,	Over 15 years	62 plus	25%
	amended		10 years
	4/25/02		of service
Michael J. Delvin	1998,	Over 10 years	62 plus	25%
	amended		10 years
	4/25/02		of service
Gregory D. Newton	1998,	Over 10 years	62 plus	25%
	amended		10 years
	4/25/02		of service
Peggy L. Biss	1995,	Over 15 years	62 plus	25%
	amended		10 years
	4/25/02		of service
Frank R. Weis	1995,	Over 15 years	62 plus	25%
	amended		10 years
	4/25/02		of service

     Other Executive Retirement Benefits. The Bank has non-qualified, unfunded 2008 SERPs in place for the CEO and certain key executives, including the NEOs. The 2008 SERPs replace the SERPs and SCAs for the CEO and certain key executives, including the NEOs. The 2008 SERPs provide specified benefits to the participants upon termination or a change-in-control of the Company. The benefits are subject to certain vesting requirements. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. The Company’s analyses of competitive positioning of total compensation as reflected by the Peer Group took into account the value of executive retirement benefits of the NEOs. The 2008 SERP supports the objective of retaining a stable, committed and qualified team of key executives.

     The following table is a summary of the current 2008 SERP benefits in effect as of February 2008.

	Anticipated
	Years of
	Service at
	Normal	Annual	Annual Post	Normal
	Retirement	Benefit	Retirement	Retirement
NEO	Age	($)	Guaranteed	Age	Period
Patricia L. Moss	36	226,700	2.5%	59	Lifetime or
					minimum of
					20 years
Michael J. Delvin	12	73,500	2.5%	62	20 years
Gregory D. Newton	16	77,150	2.5%	62	20 years
Peggy L. Biss	35	94,250	2.5%	55	20 years
Frank R. Weis	23	94,250	2.5%	62	20 years

     The 2008 SERPs in place for the NEOs provide payouts in the case of termination due to the following events: normal retirement, early retirement, early termination, disability, change of control and death.

     General Benefits. The NEOs participate in the Bank’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The NEOs are provided the same benefits, and participate in the cost at the same rate, as all other employees.

     The Bank sponsors a 401(k) Retirement Savings Plan (the “401(k) Plan”) pursuant to which the Bank may make matching contributions and profit-sharing contributions (the “Profit Sharing Contribution”) as determined by the Committee depending on the profitability of the Company during the year, subject to certain limitations on contributions under the Code and the 401(k) Plan.

     Employees who are 18 years of age or older and have completed six months of service are eligible to participate in the 401(k) Plan. In accordance with IRS guidelines, employees may contribute up to one hundred percent (100%) of their salary to the Plan on a pre-tax basis. Annually, a profit sharing amount is established at the discretion of the Board. A portion of this amount is set aside to match employee contributions to the Plan up to six percent (6%) of the amount of the employee’s base salary. The balance of the profit sharing amount is distributed at the discretion of management as a discretionary contribution to the 401(k) Plan. Employees are one hundred percent (100%) vested in employee contributions at all times. Benefits attributable to employer matching and profit sharing contributions vest at a rate of twenty percent (20%) after two years of service, forty percent (40%) after three years of service, seventy percent (70%) after four years of service, and one hundred percent (100%) after five years of service. Participants may receive distributions from their profit sharing accounts only upon retirement, death, disability, termination of employment, the attainment of age 59½, or in the case of certain defined instances of financial hardship. In addition, 401(k) Plan participants are permitted to apply for and, with approval, borrow funds against fifty percent (50%) of the vested balance of their account through a loan program within the 401(k) Plan. The Committee makes its determination of the amount of the Profit Sharing Contribution after considering management’s recommendation at the end of the fiscal year.

     Effective in 2008 the 401(k) Plan changed as follows: employees who complete one month of service may contribute to the plan. The employer match contribution is now made at the same time as the employee contribution, provided the employee has six months of service. The match amount continues to be up to six percent (6%) of an employee’s base salary.

     Compensation Philosophy and Framework in Relationship to 2007 Performance. In consideration of the 2007 results and other qualitative factors, on February 27, 2008 and March 3, 2008, the Committee considered the award of cash and equity compensation to NEOs in keeping with the plans, philosophy and other objectives discussed herein. For 2007, the Company fell short of its budgeted financial goals that relate to executive incentive payments, consequently, no incentive payments were earned under the plans. As discussed below, however, the Committee and Board in their discretion awarded equity/long-term incentives to each NEO.

     Base Salary Award. On March 3, 2008, the Committee approved the compensation for NEOs and recommended compensation for the CEO to the Board. The Board approved the CEO’s compensation on March 3, 2008. The Committee and the Board moderately increased NEO salaries in order to retain the current management team, remain competitive and provide base compensation consistent with our philosophy and objectives.

     The following table includes the base salaries for 2007 and 2008:

NEO	2007 Base Salary	Base Salary effective January 1, 2008
Moss	$380,000	$391,400
Delvin	$240,000	$247,200
Newton	$210,000	$222,600
Biss	$185,000	$196,100
Weis	$185,000	$190,550

     Cash Incentive Awards. As mentioned above, the 2007 cash incentive awards were contingent primarily on performance relative to net income and earnings per share. After reviewing the Company’s performance for 2007, the Committee determined that the Company fell short of the annual incentive goals for 2007. The Committee, therefore, did not award any cash incentive for 2007 performance to the NEOs.

     Equity/Long-Term Incentive Awards. When determining the 2007 equity awards granted on March 3, 2008, the Committee considered the Company’s performance and individual NEO performance for 2007. At its discretion, on March 3, 2008, the Committee (and in the case of the CEO, the Board) granted an equity award equal to the following for each NEO:

In shares of Company Stock:
NEO	Stock Options	Restricted Stock
Moss	35,000	11,500
Delvin	16,500	5,500
Newton	13,000	4,250
Biss	11,500	3,750
Weis	11,500	3,750

     The long-term/equity incentive award for 2007 was a recognition that, although NEOs did not earn the annual award pursuant to the plan, retention of the current management team is critical in the current economy and competitive environment, and a significant portion of their compensation should be aligned with shareholder interest. The equity awards granted in March 2008 are weighted approximately fifty percent (50%) restricted stock and fifty percent (50%) stock options. The blend of equity incentives is designed to align executives’ interest with shareholder interest, focus on the achievement of long-term goals, and for the Company to retain our executives.

  Restricted Stock. The shares of restricted stock granted to NEOs in March 2008 vest after four years. The vesting may be accelerated upon a change in control, death or disability. Unless the NEO remains employed for the vesting period, the non-vested shares of restricted stock terminate upon cessation of the NEO’s employment. Upon vesting, the recipient is entitled to the full-value of the shares without any other obligation. We believe restricted stock grants align the NEOs’ interests directly with those of shareholders by delivering the benefit of actual share ownership upon vesting.

  Incentive Stock Options. The stock options granted in March 2008 vest after three years. The vesting may be accelerated upon a change in control, death or disability. Unless the NEO remains employed for the vesting period, the non-vested shares of restricted stock and the stock options terminate upon cessation of the NEOs employment. Upon vesting, the options can be exercised at the strike price without any other obligation or restriction.

Adjustment or Recovery of Awards

     The Company has not adopted a formal policy or any change in control agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act of 2002 does provide some ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for: (i) any bonus or other incentive or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during those 12 months.

Timing & Pricing of Equity Grants

     On February 1, 2006, the Board of Directors adopted formal “Equity Grant Guidelines” regarding the equity grant process and related controls as amended on March 3, 2008. The Equity Grant Guidelines help ensure that all equity grants are properly and legally made, are reported and disclosed accurately, are properly accounted for, and receive proper tax treatment. The Equity Grant Guidelines are designed to: (i) avoid making regular grants during regularly scheduled Company blackout periods, (ii) avoid making grants while in possession of material non-public information, (iii) document the process of both approving and granting equity as well as document key terms of any such equity grants, and (iv) document the use of the closing price of Company stock on the grant date. Ongoing grants to NEOs will be made at a meeting of the Board of Directors in the first quarter of each year after the announcement of the prior year’s earnings has been made in a press release and, for newly hired officers, on the 10th business day of the month following the date of hire.

NEO Stock Ownership Guidelines

     Within five years from award of title, the NEOs are expected to acquire and hold a minimum of Company stock equal to a multiple of the NEOs annual base salary. NEOs not meeting the ownership requirements are not eligible for promotion unless there is a plan approved by the CEO and the Chairman of the Compensation Committee. Once an officer meets the ownership requirements there will be no requirement to requalify until the officer sells an ownership interest.

Officers	Guideline (as a multiple of base salary)
Chief Executive Officer	3.0x
Other NEOs	2.0x

     The following ownership interests are considered when determining compliance with the Board and officer stock ownership guidelines.

  Common shares held directly or indirectly;

  Common shares (on an as converted full value basis) held in 401(k) or other benefit plan; and

  All vested and unvested stock options, restricted stock, and stock units.

Executive Employment Agreements, Change in Control Agreement and Post-Termination Payments

     Effective January 1, 2008, the Company entered into an Executive Employment Agreement with each NEO (with the exception of Delvin who opted to retain his existing Change in Control Agreement) which includes payment upon change in control, involuntary termination, and, in the case of the CEO, voluntary termination for good reason. Such agreements are common in our industry and among our Peer Group. The agreements are an important part of executive retention.

     The term of each agreement is two (2) years commencing effective January 1, 2008, and will automatically renew for additional one (1) year periods thereafter unless the executive or the Company gives notice of termination sixty (60) days prior to the expiration of the immediately preceding term. The agreements replace change in control agreements that were previously in place.

     CEO Executive Employment Agreement. In the event of a termination of Moss’s employment upon a change in control (as defined) and a material adverse change in employment (as defined), provided the termination occurs within one (1) year prior to or two (2) years following the change in control, Moss will receive an amount equal to two and a half (2.5) times her then current base salary plus an amount equal to the product of the average of each of the prior three years annual cash incentive as a percent of the applicable year’s base salary and her then current base salary. In addition, the Company will provide Moss with certain employment benefits for a period of eighteen (18) months following the date of termination.

     In the event of an involuntary termination (as defined) of Moss’s employment with the Company or the Bank or a termination of Moss’s employment by Moss for good reason (as defined), Moss will receive an amount equal to two (2) times her then current base salary plus an amount equal to the prorated cash incentive in effect for Moss in the year in which the termination occurs, and the Company will provide Moss with certain employment benefits for a period of eighteen (18) months following the date of termination.

     The agreement further provides that if any payments received by Moss due to a change in control would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay Moss a single “grossing-up” equal to the amount of excise tax imposed by Section 4999 of the Internal Revenue Code.

     In the event of termination of Moss’s employment upon written agreement or notice of resignation by Moss for other than good reason, Moss shall provide up to 240 hours of consulting services to the Company within the first six (6) months following such termination. Moss will be paid for the consulting services at an hourly rate equal to her annual base salary at the time of termination divided by 2080 for each hour worked.

     Moss is prohibited from competing with the Company or the Bank in Oregon or Idaho and soliciting any employee or customer of the Company or the Bank during the term of the employment agreement and for an eighteen (18) month period following termination of her employment.

     Other NEO Executive Employment Agreements. In the event of a termination of Newton’s, Biss’s, or Weis’s employment upon a change in control (as defined) and a material adverse change in employment (as defined), provided the termination occurs within one (1) year prior to or eighteen (18) months following the change in control, Newton, Biss, or Weis, as the case may be, will receive an amount equal to two (2) times the then current base salary plus an amount equal to the product of the average of each of the prior three years annual cash incentive as a percent of the applicable year’s base salary and the then current base salary. In addition, the Company will provide certain employment benefits for a period of eighteen (18) months following the date of termination.

     In the event of an involuntary termination (as defined) of Newton’s, Biss’s, or Weis’s employment with the Company or the Bank, the agreements provide that Newton, Biss, or Weis, as the case may be, will receive an amount equal to one and a half (1.5) times the then current base salary plus an amount equal to the prorated cash incentive in effect in the year in which the termination occurs, and the Company will provide certain employment benefits for a period of eighteen (18) months following the date of termination.

     The agreements further provide that if any payments received by Newton, Biss, or Weis, as the case may be, due to a change in control would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay a single “grossing-up” equal to the amount of excise tax imposed by Section 4999 of the Internal Revenue Code.

     In the event of termination of employment upon written agreement or notice of resignation by Newton, Biss, or Weis, such executive shall provide up to 120 hours of consulting services to the Company within the first ninety (90) days following such termination. Newton, Biss, or Weis, as the case may be, will be paid for the consulting services at an hourly rate equal to the annual base salary at the time of termination divided by 2080 for each hour worked.

     Newton, Biss, and Weis are prohibited from competing with the Company or the Bank in Oregon or Idaho and soliciting any employee or customer of the Company or the Bank during the term of the employment agreements and for an eighteen (18) month period following termination of employment.

     Change in control agreement. The Company previously entered into a change in control agreement with Delvin effective January 1, 2002. In the event of a change of control and a material adverse change in employment within one year of the change of control, Delvin will receive an amount equal to a percentage of the “annualized includable compensation for the base period” as that term is defined in Section 280(G)(d) of the Code or any successor section. For purposes of the change in control agreement “material adverse change in employment” means without Delvin’s express written consent: (i) any change of duties materially inconsistent with his position immediately prior to a change in control; or (ii) a change in his reporting responsibilities as in effect immediately prior to a change in control; (iii) any removal of him from or any failure to reelect or reappoint him to his position immediately prior to a change in control, except in connection with his termination for cause or as a result of his death or disability, or upon his retirement under a retirement plan of the Company; (iv) reduction of his aggregate base salary from the Company following a change in control; or (v) relocation of the office at which he regularly performs his duties for the Company which relocation is not consented to by him and which relocation requires him to be based anywhere other than the principal executive office of the Bank. The agreement also provides for the continuation of medical, dental, disability and life insurance benefits for one year. In addition, Delvin shall become one hundred percent (100%) vested as to all stock options. The change of control provisions in the agreement pays an amount equal to two times the “annualized includable compensation for the base period.”

Tax and Accounting Considerations

     The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123R, as revised 2004), the Company must expense the grant-date fair value of share-based grants such as restricted stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

     Section 162(m) of the Code places a limit on the tax deduction for compensation in excess of $1 million paid to the CEO and the four most highly compensated executive officers of a corporation in a taxable year. The Cascade Bancorp 2002 Equity Incentive Plan is designed to provide “performance-based compensation.” All of the compensation the Company paid in 2007 to the NEOs is expected to be deductible under Section 162(m) of the Code. The Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company. The Company has proposed approval of the Cascade Bancorp 2008 Performance Incentive Plan by the shareholders. If approved, the 2008 Plan will be used for future grants of equity compensation. The 2008 Plan is further described in “Cascade Bancorp 2008 Performance Incentive Plan” and in the actual plan attached hereto.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     With respect to the year ended December 31, 2007, in addition to its other work, the Committee took the actions listed below.

  Reviewed and approved Compensation Committee charter.

  Reviewed Company and individual performance of the NEOs in order to determine appropriate annual salary increases for 2007 and annual short and long-term incentive award payouts for the NEOs for 2006 performance and to recommend approval to the Board of Directors for the CEO.

  Approved 2007 Compensation Discussion and Analysis and Committee report.

  Approved annual Profit Sharing Contribution.

  Adopted 2007 Equity Grant Guidelines.

  Adopted a revised executive compensation philosophy and director compensation philosophy.

  Performed competitive market analysis for each component of the NEOs’ current total compensation package to determine market competitiveness.

  Reviewed updated Peer Group data relative to the Company’s retirement, post-termination and incentive programs, including current practices and trends in the marketplace regarding employment agreements and other benefits.

  Reviewed updated Peer Group data relative to the directors’ compensation, including current practices and trends, in order to determine appropriate recommendations for approval by the Board of Directors.

  Approved two new-hire equity grants that were in excess of the established CEO approval limits.

  Reviewed and recommended Cascade Bancorp 2008 Performance Incentive Plan to the Board for approval.

  Reviewed the executive employment agreements for the NEOs and approved same with any changes to be approved by the Chairman. Review and recommended CEO employment agreement to the Board for approval.

  Reviewed and recommended form of Stock Option, Restricted Stock and Restricted Stock Unit Agreements to the Board for approval.

  Approved Clark Consulting to prepare tables and footnotes for the Compensation Discussion and Analysis section of the 2008 proxy statement.

     The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in the Company’s 2007 Annual Report of Form 10-K and this Proxy Statement.

Respectfully submitted,

JEROL E. ANDRES (CHAIR)
HENRY H. HEWITT
JUDITH A. JOHANSEN
THOMAS M. WELLS

     The following table sets forth all compensation received from the Company for the fiscal year ended December 31, 2007, by the Company’s NEOs who were serving at the end of 2007. Columns required by the SEC rules may be omitted where there is no amount to report in this table and the tables that follow.

Summary Compensation Table (SCT)

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Comp.	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Patricia L. Moss	2007	380,000	192,271	58,072	—	422,032	46,357	1,098,732
President & CEO/	2006	323,841	143,703	36,421	388,596	293,078	36,257	1,221,896
Cascade Bancorp CEO/
Bank of the Cascades

Michael J. Delvin	2007	240,000	81,743	29,657	—	113,922	38,008	503,330
Executive Vice President & COO/	2006	220,250	56,936	20,808	220,500	102,603	30,416	651,513
Cascade Bancorp President &
CEO/Bank of the Cascades

Gregory D. Newton	2007	210,000	52,644	22,356	—	75,210	31,723	391,933
Executive Vice President/	2006	187,000	33,950	15,522	149,600	$61,825	25,530	473,427
Chief Financial Officer/Secretary

Frank R. Weis	2007	185,000	44,908	20,487	—	104,831	29,169	384,395
Executive Vice President/	2006	171,360	27,778	13,723	137,088	74,117	23,211	447,277
Credit Administrator

Peggy L. Biss	2007	185,000	44,687	20,487	—	90,632	29,151	369,957
Executive Vice President/	2006	171,360	27,557	13,568	137,088	41,865	23,180	414,618
Human Resources
____________________

Notes:

Column c:	Salary amounts earned in 2007 and 2006 while a Company employee.

Column e:	Restricted stock values expensed during the 2007 and 2006 fiscal years in accordance with FAS 123R.

Column f:	Stock option values expensed during the 2007 and 2006 fiscal years in accordance with FAS 123R.

Column g:	Annual performance-based cash incentive earned in 2006 and paid in 2007. No cash incentives were earned in 2007.

Column h:	Annual accruals for the SCA and SERP during 2007 and 2006.

Column i:	Includes employer 401(k) match amounts, annual employer profit sharing contributions, cash dividends accrued on restricted stock and company paid health and welfare benefits during 2007 and 2006.

     The following narrative discusses the material information necessary to understand the information on the table above.

     Salary (c): Salary is the amount of fixed base pay that is established by the Compensation Committee for the NEOs. The CEO’s salary is established by the Board of Directors based on the Committee’s recommendation, pursuant to the compensation philosophy as described in “Compensation Discussion and Analysis – Executive Compensation Philosophy and Objective for Named Executive Officers.”

     Stock Awards (e): Pursuant to the Company’s 2002 Equity Incentive Plan, restricted stock awards were granted to the NEOs on February 1, 2007, January 23, 2006, and January 24, 2005. The 2007 grants are cliff vested 100% after four years (2011.) The 2006 grants vest 50% in year four (January 23, 2010) and 50% in year five (January 23, 2011.) The 2005 grants vest 50% in year three (January 24, 2008) and 50% in year four

(January 24, 2009.) The values in the table represent the FAS 123R compensation expense amounts for these awards, before reflecting forfeitures for fiscal years 2007 and 2006. The February 1, 2007, restricted stock shares were granted at a price of $27.32 per share.

     Option Awards (f): Pursuant to the Company’s 2002 Equity Incentive Plan, both incentive stock options and non-qualified stock options were granted on February 1, 2007; 100% of the shares cliff vest after three years (February 1, 2010.) No incentive or non-qualified stock options were granted in 2005 or 2006. The values in the table for 2007 represent the FAS 123R compensation expense amounts of the 2007 awards, before reflecting forfeitures for fiscal year 2007. The values in the table for 2006 represent the FAS 123R compensation expense amounts for 2004 stock option grants that fully vested and were expensed in 2007. The February 1, 2007 stock options were granted at an exercise price of $27.32. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 29.90%, risk-free interest rate of 4.83%, expected life of 6 years and expected dividend yield of 1.31%. The resulting Black-Scholes grant value for the February 2007 stock option awards was $9.19 per share.

     Non-Equity Incentive Plan Compensation (g): The values provided in column (g) represent the annual performance-based cash incentive earned in fiscal year 2006 and paid in early 2007 under the terms of the annual cash incentive plan. No performance-based cash incentive was earned for fiscal year 2007.

     Change in Pension Value and Nonqualified Deferred Compensation Earnings (h): For 2007 and 2006 the Bank had SERPs and SCAs with Moss, Delvin, Newton, Weis, and Biss. In 2008, the SERP and SCA were combined into the 2008 SERP. The amounts shown in column (h) represent the 2007 and 2006 annual accrual amounts for the SERP and SCA agreements. There were no above market earnings in either 2007 or 2006. Additional details regarding the 2008 SERP, SERP, SCA and DCA can be found in “Compensation Discussions and Analysis – Application of Compensation Framework – Other Executive Retirement Benefits.”

     All Other Compensation (i): All other compensation for the NEOs includes the total of the following benefits and perquisites: 401(k) employer matches, profit sharing contributions, cash dividend accruals on restricted stock and the cost of health and welfare benefits. The information provided in the table below is attributable to items included in column (i) for fiscal years 2007 and 2006.

				Restricted	Health &
		401(k)	Profit	Stock	Welfare Plan
		Match	Sharing	Dividends	Premiums
	Year	($)	($)	($)	($)
Patricia L. Moss	2007	13,200	13,914	14,341	4,902
	2006	12,600	9,224	9,685	4,748
Michael J. Delvin	2007	13,200	13,914	5,992	4,902
	2006	12,600	9,224	3,844	4,748
Gregory D. Newton	2007	11,220	11,827	3,774	4,902
	2006	10,707	7,839	2,284	4,700
Frank R. Weis	2007	10,282	10,837	3,188	4,862
	2006	9,641	7,058	1,870	4,642
Peggy L. Biss	2007	10,282	10,837	3,170	4,862
	2006	9,632	7,052	1,854	4,642

     The following table sets forth information regarding grants of plan-based awards to the NEOs for the fiscal year ended December 31, 2007:

Grants of Plan-Based Awards

		Estimated Future		Estimated Future		All Other	All Other
		Payouts Under Non-		Payouts Under		Stock	Option	Exercise or	Grant
		Equity Incentive		Equity Incentive		Awards:	Awards:	Base	Date Fair
		Plan Awards (1)		Plan Awards (2)		Number of	Number of	Price of	Value of
						Shares of	Securities	Option	Stock and
	Grant	Target	Maximum	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	($)	($)	($)	($)	Units (#)	Options (#)	($/Sh)	Awards
(a)	(b)	(d)	(e)	(g)	(h)	(i)	(j)	(k)	(l)
Patricia L. Moss -
Incentive Plan
Compensation		228,000	456,000
Patricia L. Moss -
Equity Awards	2/1/07			228,000	456,000	7,111	18,955	27.32	368,490
Michael J. Delvin -
Incentive Plan
Compensation		108,000	216,000
Michael J. Delvin -
Equity Awards	2/1/07			108,000	216,000	3,632	9,680	27.32	188,196
Gregory D. Newton -
Incentive Plan
Compensation		84,000	168,000
Gregory D. Newton -
Equity Awards	2/1/07			84,000	168,000	2,737	7,297	27.32	141,842
Frank R. Weis -
Incentive Plan
Compensation		74,000	148,000
Frank R. Weis -
Equity Awards	2/1/07			74,000	148,000	2,508	6,687	27.32	129,979
Peggy L. Biss -
Incentive Plan
Compensation		74,000	148,000
Peggy L. Biss -
Equity Awards	2/1/07			74,000	148,000	2,508	6,687	27.32	129,979
____________________

Notes:

(1)	Columns d and e: The non-equity incentive plan compensation amounts under target and maximum represent the 2007 target and maximum award opportunities for the NEOs under the annual performance-based cash incentive plan. No cash incentive payments were earned for 2007 performance results.

(2)	Columns g and h: The equity incentive plan compensation amounts under target and maximum represent the 2007 target and maximum award opportunities for the NEOs under the long-term equity incentive plan. The equity incentive plan will be paid out in restricted stock and/or stock options (incentive and nonqualified stock options) and the number of shares are determined at the date of grant.

     The following narrative discusses the material information necessary to understand the information on the table above.

     The non-equity incentive plan award amounts set forth under target and maximum represent the 2007 target (column d) and maximum (column e) annual cash incentive award opportunities for the NEOs. The award opportunity levels are determined as a percent of salary for each NEO. The 2007 target (column g) and maximum (column h) opportunities under the equity incentive plan awards were the same as the non-equity incentive plan in 2007. The equity plan awards are payable in either restricted stock and/or stock options and the number of shares are determined at the date of grant. Performance goals for 2007 were not met under either the non-equity or equity incentive plans; therefore, no awards were made under either incentive plan. The Committee and Board, however, have the discretion under either incentive plan to provide awards. In early 2008, the Committee and Board granted the NEOs discretionary equity grants. The value of the equity awards were split approximately equally between restricted stock and stock option grants.

     The amounts under column (i) represent restricted stock grants that were made on February 1, 2007 pursuant to the Company’s 2002 Equity Incentive Plan. The grant date price of the restricted stock was $27.32 per share. The actual stock awards granted were: Moss – 7,111 shares, Delvin – 3,632 shares, Newton – 2,737 shares, Weis – 2,508 shares, and Biss – 2,508 shares. The January 23, 2006 restricted stock awards granted were: Moss – 16,373 shares, Delvin – 6,081 shares, Newton – 4,102 shares, Weis – 3,322 shares, and Biss – 3,332 shares. The January 24, 2005 restricted stock awards granted were: Moss – 15,277 shares, Delvin – 6,482 shares, Newton – 3,362 shares, Weis – 2,787 shares, and Biss – 2,737 shares.

     The amounts under column (j) represent incentive and nonqualified stock options that were also granted on February 1, 2007 pursuant to the Company’s 2002 Equity Incentive Plan. The amounts in column (j) represent the following number of nonqualified stock option grants: Moss – 15,295 stock options, Delvin – 6,020 stock options, Newton – 3,637 stock options, Weis – 3,027 stock options and Biss – 3,027 stock options. In addition each NEO was granted 3,660 incentive stock options in 2007. The stock options were granted at an exercise price of $27.32. The stock options were valued using the Black-Scholes option pricing model which uses the following assumptions: expected volatility of 29.90%, risk-free interest rate of 4.83%, expected life of 6 years and expected dividend yield of 1.31%. The resulting Black-Scholes grant value for the February 2007 stock option awards was $9.19 per share.

     The following table sets forth information regarding options exercised and amounts realized on equity compensation for the fiscal year ended December 31, 2007:

Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
	Number of		Number of	Value
	Shares Acquired	Value Realized	Shares Acquired	Realized on
	on Exercise	upon Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Patricia L. Moss (2)	23,194	421,403	—	—
Michael J. Delvin	—	—	—	—
Gregory D. Newton (3)	23,202	358,034	—	—
Frank R. Weis (4)	13,202	242,441	—	—
Peggy L. Biss (5)	13,921	290,668	—	—
____________________

Notes:

(1)	Restricted stock awards were granted to the NEOs for the first time in 2005; none of the stock awards were vested as of 12-31-2007.

(2)	Reflects 16,568 options granted on 1/1/98 at $6.0352 and exercised 1/31/07 at a price of $26.2250 and 6,626 options granted on 1/1/98 at $6.0352 and exercised 10/26/07 at a price of $19.1500.

(3)	Reflects 3,100 options granted on 8/18/97 at $3.9360 and exercised 2/28/07 at a price of $26.02; 6,181 options granted on 8/18/97 at $3.9360 and exercised 4/17/07 at a price of $23.42; 7,000 options granted on 1/1/98 at $6.0352 and exercised 5/24/07 at a price of $21.76; and 6,921 options granted on 1/1/98 at $6.0352 and exercised 12/27/07 at a price of $14.57.

(4)	Reflects 3,921 options granted on 1/1/98 at $6.0352 and exercised 3/1/07 at a price of $26.02 and 9,281 options granted on 1/1/99 at $5.7408 and exercised 4/17/07 at a price of $23.42.

(5)	Reflects 13,921 options granted on 1/1/98 at $6.0352 and exercised 2/5/07 at a price of $26.9150.

     The above table summarizes the number of stock options exercised during 2007 and the value realized upon the exercise of these stock options. The value represents the difference between the grant date price or exercise price of the underlying stock option and the stock price on the date of exercise. Four of the NEOs exercised stock options during 2007.

     The following table sets forth information regarding outstanding equity awards at the fiscal year ended December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End

	Options Awards					Stock Awards
			Equity
			Incentive
			Plan
			Awards
	Number of	Number of	Number of
	Securities	Securities	Securities			Number of	Market Value
	Underlying	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Unexercised	Options		Units of Stock	Units of Stock
	Options	Options	Unearned	Exercise	Option	That Have	That Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Not Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Patricia L. Moss	15,468	—	—	5.7408	1/1/09	38,761 (1)	539,553
	16,875	—	—	4.4480	1/1/10
	16,875	—	—	4.8000	1/1/11
	6,585	—	—	6.8928	1/1/12
	40,122	—	—	9.0720	1/21/13
	21,411	—	—	12.9600	1/20/14
	—	18,955	—	27.3200	2/1/17

Michael J. Delvin	9,870	—	—	9.0720	1/21/13	16,195 (2)	225,434
	12,233	—	—	12.9600	1/20/14
	—	9,680	—	27.3200	2/1/17

Gregory D. Newton	9,281	—	—	5.7408	1/1/09	10,201 (3)	141,998
	11,250	—	—	4.4480	1/1/10
	11,250	—	—	4.8000	1/1/11
	10,546	—	—	6.8928	1/1/12
	15,252	—	—	9.0720	1/21/13
	9,149	—	—	12.9600	1/20/14
	—	7,297	—	27.3200	2/1/17

Frank R. Weis	11,250	—	—	4.4480	1/1/10	8,617 (4)	119,948
	11,250	—	—	4.8000	1/1/11
	9,375	—	—	6.8928	1/1/12
	12,422	—	—	9.0720	1/21/13
	8,068	—	—	12.9600	1/20/14
	—	6,687	—	27.3200	2/1/17

Peggy L. Biss	9,281	—	—	5.7408	1/1/09	8,567 (5)	119,252
	11,250	—	—	4.4480	1/1/10
	11,250	—	—	4.8000	1/1/11
	9,375	—	—	6.8928	1/1/12
	12,312	—	—	9.0720	1/21/13
	7,977	—	—	12.9600	1/20/14
	—	6,687	—	27.3200	2/1/17

____________________

Notes:

(1)	Reflects 15,277 shares granted on 1/24/05, 16,373 shares granted on 1/23/06 and 7,111 shares granted on 2/1/07. The shares vest from 2008 through 2011 as follows: 7,639 on 1/24/08, 7,639 on 1/24/09, 8,187 on 1/23/10, 8,187 on 1/23/11 and 7,111 on 2/1/11.

(2)	Reflects 6,482 shares granted on 1/24/05, 6,081 shares granted on 1/23/06 and 3,632 shares granted on 2/1/07. The shares vest from 2008 through 2011 as follows: 3,241 on 1/24/08, 3,241 on 1/24/09, 3,041 on 1/23/10, 3,041 on 1/23/11 and 3,632 on 2/1/11.

(3)	Reflects 3,362 shares granted on 1/24/05, 4,102 shares granted on 1/23/06 and 2,737 shares granted on 2/1/07. The shares vest from 2008 through 2011 as follows: 1,681 on 1/24/08, 1,681 on 1/24/09, 2,051 on 1/23/10, 2,051 on 1/23/11 and 2,737 on 2/1/11.

(4)	Reflects 2,787 shares granted on 1/24/05, 3,322 shares granted on 1/23/06 and 2,508 shares granted on 2/1/07. Shares vest from 2008 through 2011 as follows: 1,394 on 1/24/08, 1,393 on 1/24/09, 1,661 on 1/23/10, 1,661 on 1/23/11 and 2,508 on 2/1/11.

(5)	Reflects 2,737 shares granted on 1/24/05, 3,322 shares granted on 1/23/06 and 2,508 shares granted on 2/1/07. Shares vest from 2008 through 2011 as follows: 1,369 on 1/24/08, 1,368 on 1/24/09, 1,661 on 1/23/10, 1,661 on 1/23/11 and 2,508 shares on 2/1/11.

     The above table summarizes the outstanding equity awards for each of the NEOs as of December 31, 2007. The table includes stock options that are both vested and unvested, and restricted stock awards that were not vested as of December 31, 2007. To value the restricted stock awards a year-end closing share price of $13.92 is utilized in this table. Restricted stock awards were granted to the NEOs for the first time in 2005; none of the stock awards have vested as of December 31, 2007.

     The following table sets forth information regarding the pension benefits and the present value of the benefits at the fiscal year ended December 31, 2008:

Pension Benefits Table

			Present
			Value of	Payments
			Accumulated	During Last
		Number of Years	Benefit	Fiscal Year
Name	Plan Name	Credited Service (#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Patricia L. Moss	SERP and SCA	30	1,372,374	—
Michael J. Delvin	SERP and SCA	9	478,016	—
Gregory D. Newton	SERP and SCA	10	301,007	—
Frank R. Weis	SERP and SCA	18	370,252	—
Peggy L. Biss	SERP and SCA	29	231,165	—

     The following narrative discusses the material information necessary to understand the information in the table above.

     The Bank currently has SCAs and SERPs in place for Moss, Delvin, Newton, Weis, and Biss. The present value of accumulated benefits amounts represents the combined accrued balances under each of these plans as of December 31, 2007. In early 2008, the Bank combined the SCA and SERP into the 2008 SERP. The accrual balances are determined using a discount rate of 6.0%. The 2007 SERP and SCA accruals were: Moss - $422,032, Delvin - $113,922, Newton - $75,210, Weis - $104,831 and Biss - $90,632. The 2006 SERP accruals were: Moss - $141,816, Delvin - $54,131, Newton - $36,970, Weis - $47,093, and Biss - $27,092. The 2006 SCA accruals were: Moss - $151,262, Delvin - $48, 472, Newton - $24,855, Weis - $27,024, and Biss - $14,773. Further details regarding the 2008 SERPs are provided in “Compensation Discussion and Analysis-Application of Compensation Framework – Other Executive Retirement Benefits.”

     The SERP agreement for Moss was entered into on March 9, 2004. For Moss, the SERP provides for an annual benefit of $146,600 with a guaranteed annual increase of 2.5% per year during retirement. The Bank will pay the annual benefit in twelve equal monthly installments after normal retirement for a period of 20 years. Normal retirement is defined as the 59th birthday for Moss. The SERP benefit for Moss was increased by $34,200 in February 2007. The SERP also provides payouts in the case of termination due to the following events: early voluntary termination, early involuntary termination, disability, change of control, and death.

     The SCA with Moss was entered into on October 1, 1995 and was amended on April 25, 2002. For Moss, the SCA provides for an annual benefit of $45,900 with a 2.5% per year inflation index starting in year two during payout. The Company shall pay the annual benefit in twelve equal monthly installments after normal retirement for a period of 20 years. Normal retirement is defined as the 55th birthday for Moss.

     The SERP agreements for Delvin, Newton, Biss, and Weis were entered into on March 9, 2004. The annual benefit amounts for Delvin, Newton, Biss, and Weis are $31,000, $34,400, $39,000, and $40,200 respectively. In 2006, the board approved increases in the SERP benefits for Delvin, Newton, Biss, and Weis of $25,000, $12,750, $25,250 and $24,050 respectively. The annual benefit payments are also subject to the 2.5% annual increase during retirement. The Bank shall pay the annual benefit amounts in twelve equal monthly installments after normal retirement for a period of 15 years for each of the four officers. Normal retirement is defined as age 62 for each of the NEOs except for Biss, whose normal retirement date is defined as age 55 and Delvin, whose normal retirement date is defined as 65. Payments will commence on the first day of the month following the 62nd birthday for each of the NEOs, with the exception of Delvin and Biss as set forth above.

     The SCA agreements with Delvin, Newton, Biss, and Weis were entered into during 1998 and were amended on April 25, 2002. For Delvin, the SCA provides for an annual benefit of $35,000, with a guaranteed annual increase of 2.5% per year during the payout period. For Newton, Biss and Weis the annual benefit amount is $30,000 per year, with the same guaranteed annual increase of 2.5% during the payout period. The Company will pay the annual benefit in twelve equal monthly installments for a maximum period of 180 months. The payments will commence on the first day following the month in which the NEO has his/her retirement date. Retirement date is the date after the normal retirement date when the NEO actually terminates his/her employment. The normal retirement date is defined as age 62 plus 12 years of service for Delvin. For Newton, Biss, and Weis the normal retirement date is defined as age 62 plus 15 years of service.

     The following table sets forth information regarding nonqualified deferred compensation for the fiscal year ended December 31, 2007:

Nonqualified Deferred Compensation Table

	Aggregate Earnings	Aggregate Balance
	in Last Fiscal Year	at Last Fiscal Year
Name	($)	($)
(a)	(d)	(f)
Patricia L. Moss	39,252	668,862
Michael J. Delvin	20,923	356,530
Gregory D. Newton	15,647	266,628
Frank R. Weis	11,865	202,180
Peggy L. Biss	11,566	197,076
____________________

Notes:

Column b:	No executive contributions were made in 2007 since the NEOs were not awarded a bonus for 2007 performance results which would have been eligible for deferral.

Column d:	These amounts represent earnings during 2007 and the earnings are not considered above-market.

Column f:	These amounts reflect the 12/31/2007 account balances that were provided by Clark Consulting, the plan administrator.

     The following narrative discusses the material information necessary to understand the information in the table above.

     The above table summarizes the contributions, earnings, withdrawals/distributions, and account balances for the DCAs for the NEOs. See “Compensation Discussion and Analysis – Application of Compensation Framework – Deferred Compensation Agreements” for a description of DCAs. The aggregate earnings during 2007 (column (d))represent an annual interest crediting rate of 6.5% as of the beginning of the year and 6.25% as of the end of the year on the plan balance. The rate is set and adjusted from time to time at the discretion of the Board of Directors and was adjusted during 2007. The general plan design for the DCA allows the NEOs to defer up to 25% of their annual cash bonus into the plan.

POST-TERMINATION TABLE AND NARRATIVE

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     This section and the various tables reflect the amount of compensation that would be paid to each of the NEOs of the Company in the event of various terminations of employment. The values assume a termination date of December 31, 2007, and the values reflect estimated amounts. The exact values would need to be calculated upon the actual termination of employment. The calculations generally do not include compensation and benefits the executives receive that are available to the Company’s general employees.

     In early 2008, the Company entered into employment agreements with Moss, Newton, Weis, and Biss. The calculations shown throughout this section incorporate the various terms of these new agreements as if they were in place as of December 31, 2007. Delvin chose not to enter into an employment agreement with the Company and continues to be subject to a separate change in control agreement. In early 2008, the Bank also combined the NEOs’ SERPs and SCAs. The new 2008 SERP streamlines the previous non-qualified retirement programs at the Bank and creates one document that has consistent terms surrounding definitions and payouts upon the various termination events. The calculations shown throughout this section incorporate the various account balances and plan changes as if the 2008 SERPs were in place as of December 31, 2007. The Bank also has DCAs in place for the NEOs. Summaries of the various plans and agreements are provided in the “Compensation Discussion and Analysis.” Payments upon various termination scenarios, which include a termination associated with a change in control (“CIC”), are specified in this section.

Termination for Cause

     If the Company terminates an NEO’s employment for cause the Bank will not be obligated to pay the NEO any additional compensation or benefits under the 2008 SERP or DCA plans. Additionally, the NEOs will not be entitled to any payments under the employment or change in control agreements if they are terminated for detrimental activity or cause, and will have no right to exercise any equity granted under the 2002 Equity Incentive Plan if terminated for detrimental activity or cause. The definitions for detrimental activity and cause are provided in each of the specific agreements.

Payments Made Upon Voluntary Termination by the Executive

     If an NEO voluntarily terminates employment with the Company, the executives are not entitled to any additional salary, cash bonus, accelerated equity vesting, severance pay, or continuation of benefits (with the exception of the CEO if she terminates for good reason as such term is defined in her employment agreement.) The NEOs however, are entitled to certain compensation and benefit amounts under the 2008 SERP and DCA plans. The entitlement to these various benefits is primarily based on vesting, or because the NEO contributed the value themselves (as is the case with the DCA.) The table below provides details regarding the amounts the NEOs would receive if they voluntarily terminate their employment with the Company. The footnotes describe the amounts provided in the table.

Plan or Payment Description	Moss	Delvin	Newton	Weis	Biss
2008 SERP (1)	1,372,374	205,547	147,493	370,252	231,165
DCA (2)	668,862	356,530	266,628	202,180	197,076
Total	2,041,236	562,077	414,121	572,432	428,241

____________________

Notes:

(1)	The 2008 SERPs provide for an early termination benefit if the executive voluntarily terminates his or her employment with the Company prior to reaching early retirement age. The early termination payment is equal to the current vested account balance and is payable in a lump sum within 30 days following separation of service. If the NEO has reached early retirement age then they will receive their current account balance as of termination paid out over a period of 20 years (or life in the case of the CEO.) As of December 31, 2007, only Delvin and Newton had not met their early retirement age requirements and thus were not 100% vested in their full SERP account balances. The values for Delvin and Newton represent their vested account balances and the other NEOs’ values represent their full account balances.

(2)	The DCAs provide for payment of the deferred account balance to each NEO if the executive voluntarily terminates employment before early retirement (age 50 + 15 years of service), or after the early retirement date, but before their normal retirement (age 62 + 10 years of service.) Payment of the benefits shall be made in equal monthly installments (over 15 years for Moss, Weis, and Biss, and over 10 years for Delvin and Newton,) beginning in the month following termination. The DCAs call for a small interest rate reduction in the deferred account balance if the NEO terminates before the early retirement date. The table shows the full deferred account balances in this table.

Payments Made Upon Involuntary Termination of the Executive by the Company

     Upon involuntarily termination by the Company without cause, the NEOs (excluding Delvin) are entitled to a severance payment under the new employment agreements. In addition to the severance payout, the NEOs (excluding Delvin) will also receive a continuation of benefits for 18 months under the new employment agreements. The acceleration of vesting of any equity awards upon involuntary termination by the Company would only occur with special board approval (acceleration of equity vesting is not included in this table.) In addition to the severance payments under the new employment agreements, all of the NEOs are also entitled to certain compensation amounts under the 2008 SERP and the DCA.

     The table below provides details regarding the amounts the NEOs would receive if they were involuntarily terminated by the Company. The footnotes describe the amounts provided in the table.

Plan or Payment Description	Moss	Delvin	Newton	Weis	Biss
Severance Payment (1)	760,000	N/A	315,000	277,500	277,500
2008 SERP (2)	1,372,374	205,547	147,493	370,252	231,165
DCA (3)	668,862	356,530	266,628	202,180	197,076
Additional Benefits (4)	7,353	N/A	7,353	7,293	7,293
Total	2,808,589	562,077	736,474	857,225	713,034
____________________

Notes:

(1)	The severance payout is equal to two times the current salary for Moss and 1.5 times the current salary for the other NEOs (excluding Delvin.) 2007 salary levels were utilized for these December 31, 2007 estimates.

(2)	The 2008 SERPs provide for an early termination benefit if the executive is involuntarily terminated by the Company prior to reaching early retirement age. The early termination payment is equal to the current vested account balance and is payable in a lump sum within 30 days following separation of service. If the NEO has reached early retirement age then they will receive their current account balance as of termination paid out over a period of 20 years. As of December 31, 2007, only Delvin and Newton had not met their early retirement age requirements and thus were not 100% vested in their full SCA account balances. The values for Delvin and Newton represent their vested account balances and the other NEOs’ values represent their full account balances.

(3)	The DCA treatment for involuntary termination by the Company is the same as previously discussed under voluntary termination by the executive. The NEOs would be entitled to the deferred account balance, payable monthly (over 15 years for Moss, Weis, and Biss, and over 10 years for Delvin and Newton) beginning in the month following termination.

(4)	These values represent estimated values for the continuation of benefits for a period of 18 months based on 2007 values.

Payments Made Upon Termination as a Result of Disability

     In the event of termination as a result of disability, the NEOs would be entitled to compensation under the 2008 SERP and DCA plans. The NEOs would not be entitled to any additional salary, cash bonus, severance pay, or continuation of benefits if they were terminated as a result of disability. The acceleration of the vesting of any equity awards upon termination as a result of disability could only be done at the discretion of the Board. The table provides the amounts the NEOs would receive if terminated as a result of disability and if the Board were to exercise its discretion. The footnotes describe the amounts provided in the table.

Plan or Payment Description	Moss	Delvin	Newton	Weis	Biss
Intrinsic Value of Unvested Equity (1)	539,553	225,434	141,998	119,949	119,253
2008 SERP (2)	1,372,374	205,547	147,493	370,252	231,165
DCA (3)	668,862	356,530	266,628	202,180	197,076
Total	2,580,789	787,511	556,119	692,381	547,494

____________________

Notes:

(1)	The amounts shown in the table represent the realized value of all the unvested equity that would be vested upon termination as a result of disability. The values are equal to the number of shares multiplied times the December 31, 2007 stock price for unvested restricted stock awards and the difference between the December 31, 2007 stock price and the exercise price multiplied times the number of options for stock options. The December 31, 2007 share price used in these calculations is equal to $13.92/share. The unvested stock options did not have a positive value since the exercise price was higher than the December 31, 2007 share price.

(2)	The 2008 SERPs provide for a disability benefit if the executive is terminated as a result of disability. The disability termination payment is equal to the current vested account balance as of the year-end prior to the disability termination. The payments will be distributed in equal monthly installments over a period of 20 years. The values in the table represent the vested account balances for each of the NEOs.

(3)	Under the DCA, if an NEO is terminated as a result of disability prior to normal retirement age (age 62 + 10 years of service), the Bank will pay the executive an amount equal to the deferred account balance. The payments will begin following termination and will be paid monthly over 10 years. The values in the table represent the deferred account balances as of December 31, 2007.

Payments Made Upon Termination as a Result of Death

     In the event of termination as a result of death, the NEOs would be entitled to compensation under the 2008 SERP and DCA plans. The NEOs would not be entitled to any additional salary, cash bonus, severance pay, or continuation of benefits if terminated as a result of death. The acceleration of vesting of any equity awards upon termination as a result of death could only be done by special board approval (based on past board precedent we include these values in the table below.) The table below provides the amounts the NEOs would receive if they were terminated as a result of death. The footnotes describe the amounts provided in the table.

	Moss	Delvin	Newton	Weis	Biss
Intrinsic Value of Unvested Equity (1)	539,553	225,434	141,998	119,949	119,253
2008 SERP (2)	3,460,765	1,122,039	1,177,759	1,438,805	1,438,805
DCA (3)	1,015,132	356,530	305,416	317,516	699,319
Total	5,015,450	1,704,003	1,625,173	1,876,270	2,257,377

____________________

Notes:

(1)	The amounts shown in the table represent the realized value of all the unvested equity that would be vested upon termination as a result of death. The values are equal to the number of shares times the December 31, 2007 stock price for unvested restricted stock awards and the difference between the December 31, 2007 stock price and the exercise price multiplied times the number of options for stock options. The December 31, 2007 share price used in these calculations is equal to $13.92/share. The unvested stock options did not have a positive value since the exercise price was higher than the December 31, 2007 share price.

(2)	Under the 2008 SERP, if an NEO is terminated as a result of death, the executive’s beneficiary is entitled to the annual benefit amount that the executive would have received at normal retirement (defined as age 59 for Moss, age 55 for Biss and age 62 for Delvin, Newton and Weis.) The annual normal retirement benefit amounts for the NEOs under the 2008 SERP agreements are: Moss $226,700, Delvin $73,500, Newton $77,150, Weis $94,250 and Biss $94,250. For a termination as a result of death, the benefit payments will commence in the month following death and will be paid monthly over a period of 20 years (or like in the case of Moss.) The amounts in the table above represent the present value of the annual normal retirement benefits over a period of 20 years with a 2.5% annual inflator.

(3)	Under the DCA, if the NEO is terminated as a result of death during active service, the Bank will pay the executive’s beneficiary an amount equal to the greater of the deferred account balance as of the date of death or the specified annual amount disclosed in the life insurance policy. The specific annual life insurance values are: Moss $105,543, Delvin $27,747, Newton $41,391, Weis $33,012 and Biss $72,708. The payments under either scenario will be made on a monthly basis over a specified period (15 years for Moss, Weis, and Biss and 10 years for Delvin and Newton.) The values provided in the table above represent the greater of the current deferred account balance or the present value of the payments provided under the life insurance policies on the NEOs.

Payments Made Upon Termination Associated with a Change in Control

     The tables and text below detail the estimated compensation and benefits provided to each executive in the event of a change in control (CIC) as of December 31, 2007. The CIC benefits for each of the NEOs are determined under their respective agreements. Each of the NEOs (excluding Delvin) has recently signed an employment agreement with the Company. Delvin has a CIC agreement in place. Additionally, each of the NEOs has a 2008 SERP agreement and DCA agreement in place. The benefits and compensation amounts detailed in this section are determined under the specific terms that are detailed in each of the NEO agreements.

     The new employment agreements for the NEOs (excluding Delvin) provide for various severance amounts to be provided upon termination within one year prior or two years following a CIC. The CIC agreement for Delvin provides severance for a termination that occurs within one year prior or following a CIC. Specifically, the new employment agreements provide each NEO (excluding Delvin) with the following:

1)	A specific lump sum severance payment equal to either 2.5 or 2 times the NEO’s current salary;

2)	An additional lump sum severance payment equal to either 2.5 or 2 times the NEO’s previous three-year average bonus amount as a percentage of his/her then current salary;

3)	Continued medical, dental, disability, and life insurance benefits equivalent to the benefit plans and programs available to the executive as of the date of termination for a period of eighteen months following the termination; and

4)	100% vesting in all equity incentives.

     The new employment agreements also contain a “single gross-up” for Section 280G excise taxes. The agreements state that should any payments constitute an “excess parachute payment” under Section 280G and thereby be subject to an “excise tax” under Section 4999, then the Company will pay an additional amount equal to the amount of the excise tax and the additional federal and state income taxes with respect to the Company payment of this excise tax. Any additional taxes as a result of this gross-up will be the responsibility of the NEO.

     The CIC agreement for Delvin provides the following:

1)	A specific multiple of 2 times the “annualized includable compensation for the base period” as defined under Section 280(G)(d) of the Internal Revenue Code of 1986;

2)	Continued medical, dental, disability, and life insurance benefits equivalent to the benefit plans and programs available to the executive as of the date of termination for a period of one year following the termination; and

3)	100% vesting in all stock options.

     The CIC agreement also contains a “cap” for Section 280G. The agreement states that should any payments be considered an “excess parachute payment” under Section 280G, then the total payments will be reduced to an amount that will not be considered an “excess parachute payment.” The executive has 30 days to decide how the compensation will be reduced, but the Company will maintain control over the total amount of the reduction that is required to avoid the “excess parachute payment” treatment under Section 280G.

     The agreements do not specifically address the 2008 SERP or DCA plans. However, the individual 2008 SERP and DCA agreements do provide for specific payments for terminations as a result of a CIC. The estimated amounts provided in the table below represent the payments each of the NEOs would receive if they were terminated as a result of a CIC. If the total of the CIC contingent payments exceeds the maximum amount allowable under Section 280G, and would be considered in “excess”, then the CIC related payments will also include an additional gross-up payment for the resulting excise tax (with the exception of Delvin who has a “cap” for 280G.) The maximum allowable amount without triggering an excise tax for each of the NEOs under Section 280G is equal to three times the five-year average of annualized includable compensation less $1. To determine the annualized includable compensation, the Company utilized the five-year W-2 averages from 2002-2006 for each NEO. The Company also performed a specific analysis to determine what payments would be considered contingent on a CIC under Section 280G. Section 280G has a specific method for calculating the 280G related values of equity accelerations and deferred compensation plan payments.

     The table below provides the estimated total payments that would be provided under a CIC termination.

	Moss	Delvin	Newton	Weis	Biss
Estimated Lump Sum Severance Payout (1)	1,776,157	1,036,128	675,533	604,525	603,845
Estimated Value of Continued Benefits (2)	7,353	4,902	7,353	7,293	7,293
Intrinsic Value of Immediately Vesting Equity (3)	539,553	225,434	141,998	119,949	119,253
Lump Sum CIC Payout Under the 2008 SERP (4)	2,168,573	859,207	621,116	816,784	694,975
DCA Current Account Balance (5)	668,862	356,530	266,628	202,180	197,076
Additional Excise Tax Gross-Up Payment (6)	869,811	N/A	280,039	273,813	296,695
Total Payments Upon a CIC (7)	6,030,309	2,482,201	1,992,667	2,024,544	1,919,137

____________________

Notes:

(1)	For all of the NEO’s (except Delvin) this amount is equal to a combination of a specific multiple of their 2007 salary (2.5 for Moss and 2.0 for other NEOs) and the same multiple of their previous three-year average bonus amounts (’06, ’05, ’04) as a percentage of their current salary. For Delvin, this amount is equal to a 2.0 multiple of his “annualized includable compensation for the base period”.

(2)	The amount shown for each of the NEOs (except Delvin) is equal to 18 months of continued medical, dental, vision, life insurance, and long-term disability benefits. For Delvin this amount represents one-year of additional benefits to be paid. We utilized the 2007 actual amounts paid to calculate the estimated CIC value of such benefits.

(3)	The amounts shown in the table represent the realized value of all the unvested equity that would be vested upon termination as a result of death. The values are equal to the number of shares times the December 31, 2007 stock price for unvested restricted stock awards and the difference between the December 31, 2007 stock price and the exercise price multiplied times the number of options for stock options. The December 31, 2007 share price used in these calculations is equal to $13.92/share. The unvested stock options did not have a positive value since the exercise price was higher than the December 31, 2007 share price.

(4)	Upon a CIC, the NEOs would receive a lump sum payout under their 2008 SERP. The amount shown in the table above is the total CIC payout as determined by the Schedule A for each NEO. These amounts would be paid out within 30 days following termination.

(5)	Upon a CIC, the NEOs would be entitled to their account balances in the DCA. The values in the table represent the DCA account balances as of December 31, 2007 for each of the NEOs.

(6)	The new employment agreements for the NEOs (excluding Delvin) provide for an additional gross-up payment for any excise taxes that are required to be paid under Section 280G and Section 4999 upon a termination as a result of a CIC. The values in the table represent the additional excise tax payment of 20% on the “excess parachute payments” that exceed the 280G base amount and the resulting income tax payments related to this excise tax payment (a corporate rate of 35% and a state rate of 9% were used in the estimated calculations.)

(7)	The totals represent the sum of all payouts made to the NEOs upon a CIC. For purposes of Section 280G, however, not all of these payments would be considered contingent entirely on the CIC. The Company performed a separate 280G analysis to determine the payments that would be considered contingent on the CIC when calculating the excise tax values in this table. The excise tax is calculated as a percentage of only the CIC contingent payments less the base amount (5-year average of W2’s), and not as a percentage of the total CIC payouts.

ITEM 3.	RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed Symonds, Evans & Company, P.C. as the independent auditors to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2008. The selection of independent auditors is being submitted to a vote of the shareholders. If the appointment of the independent auditor is not ratified by shareholder vote, the Audit Committee may appoint another independent auditor or may decide to maintain its appointment of Symonds, Evans & Company, P.C.

     The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee has approved all services provided by Symonds, Evans & Company, P.C. and has reviewed and discussed with Symonds, Evans & Company, P.C. the fees paid, as described below.

     A representative of Symonds, Evans & Company, P.C. will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Recommendation of the Board

     THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SYMONDS, EVANS & COMPANY, P.C. AS INDEPENDENT AUDITORS FOR 2008.

AUDIT AND NON-AUDIT FEES

     Symonds served as the Company’s independent auditors for the fiscal year ended December 31, 2007. The Audit Committee pre-approved all of the audit related services, tax services and other services provided by Symonds in 2007.

     The following table sets forth the aggregate fees for services by the independent auditor for the years ended December 31, 2007 and 2006:

	Fiscal year ended
	2007	2006
Audit fees	$133,210	$131,196
Audit-related fees	114,043	85,994
Tax fees	16,020	4,859
Other fees	23,014	70,820
Total Fees	$286,287	$292,869

Audit Fees

     Audit fees related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2007 and 2006, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years.

Audit-Related Fees

     Audit-related fees pertaining to 2007 and 2006 primarily included fees for the audits of management’s assessment of the Company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act and the Company’s 401(k) Profit Sharing Plan.

Tax Fees

     Tax fees in both 2007 and 2006 were primarily for services related to the Company’s estimated tax payments and preparation of the Company’s tax returns, including the final tax return for F&M and F&M Bank for the short year of 2006 up to the merger date of April 20, 2006.

Other Fees

     Other fees related to 2007 included fees in connection with the FDICIA examination and various research projects. Other fees related to 2006 included fees in connection with the 2006 acquisition of F&M, the FDICIA examination and various research projects.

Pre-Approval Policies and Procedures

     The Audit Committee is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     In fulfilling its oversight responsibility of reviewing the services performed by the Company’s auditor, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditor. The Audit Committee also discussed with Symonds, Evans & Company, P.C., the Company’s independent auditor, the overall scope and plans for the audit and the results of its audit. The Committee determined the compensation of the independent auditor and followed the established policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Committee met periodically with the independent auditor without management present. The Committee has concluded that the provision of non-audit related services described in “Audit and Non-Audit Fees” are compatible with maintenance of the independence of the independent auditor. The Committee determined the extent of funding that the Company must provide to the Committee to carry out its duties and determined that such amounts were sufficient in 2007.

     With respect to the year ended December 31, 2007, in addition to its other work, the Committee:

  Reviewed with diligence and appropriate inquiry management’s report as to the effectiveness of the system of internal controls, and reviewed and discussed with Symonds, Evans & Company, P.C. its related independent auditor attestation report.

  Reviewed and discussed with management the audited consolidated financial statements of Cascade Bancorp as of December 31, 2007, and the year then ended;

  Discussed with Symonds, Evans & Company, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of the Company’s financial statements;

  Received from Symonds, Evans & Company, P.C. written affirmation of their independence. In addition, discussed with the auditors the firm’s independence and determined that the provision of non-audit services was compatible with maintaining auditor independence.

     The Committee recommended, based on the review and discussions summarized above, that the audited consolidated financial statements be included in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

RYAN R. PATRICK, CHAIR
JEROL E. ANDRES
GARY L. CAPPS
JUDITH A. JOHANSEN

EXPERTS

     Cascade’s consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, incorporated by reference into this proxy statement have been audited by Symonds, Evans & Company, P.C., independent auditors and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CODE OF CONDUCT AND ETHICS

     The Company has adopted a written Code of Conduct and Ethics that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Conduct and Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Conduct and Ethics mandates accountability for adherence to the Code of Conduct and Ethics, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code of Conduct and Ethics reasonably deters wrongdoing by directors, officers and employees. The Code of Conduct and Ethics includes sections on matters such as conflicts of interest, confidentiality, bank bribery act, lending practices, and personal conduct. The Code of Conduct and Ethics is posted on the Company’s website at www.botc.com. In addition, any waivers of the Code of Conduct and Ethics for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2007, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $1.0 million, which represented approximately .37% of the Company’s consolidated stockholders’ equity at that date.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10% of the Company’s common stock, file an initial report of their ownership of the Company’s securities on Form 3 and report changes in their ownership of the Company’s securities on Form 4 and Form 5. These filings must be made with the Securities and Exchange Commission and the National Association of Securities Dealers.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2007, and written representations from certain reporting persons that no other reports were required, during fiscal year 2007 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: Judith Johansen (one Form 4 representing one transaction.)

INFORMATION AVAILABLE TO SHAREHOLDERS

     Cascade is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the SEC. Cascade has filed this proxy statement pursuant to Schedule 14(a) of the Exchange Act with the SEC in compliance with its reporting requirements.

     The proxy statements, and other information filed with the SEC by Cascade under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549 or from the SEC website at www.sec.gov.

     The Company’s 2007 Annual Report including Form 10-K is available to shareholders at www.botc.com/investorrelations, by mail if requested, or provided with this proxy statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission may be obtained by mail without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or e-mail cascades@botc.com.

     American Stock Transfer & Trust Company is the Company’s stock transfer agent. American Stock Transfer and Trust Company contact information: 59 Maiden Lane, New York, New York 10038. Phone: 888-777-0321 and website: www.amstock.com.

     All forms filed with the SEC and additional shareholder information is available free of charge on the Company’s website: www.botc.com (select/click on “Investment Information” on the left side of the screen.) Alternatively, the SEC maintains an Internet site, www.sec.gov, in which all forms filed electronically may be accessed.

SHAREHOLDER PROPOSALS

     In order to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials of Cascade Bancorp for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, be received at the Company’s main office at 1100 N.W. Wall Street, Bend, Oregon 97701 no later than November 15, 2008.

     For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at the meeting, timely notice must be received by the Secretary of the Company, in writing, not less than 60 days, nor more than 90 days, before the date of the meeting (for an April 28, 2008, meeting, no earlier than January 29, 2008, and not later than the close of business on February 28, 2008.) See more defined discussion in “Nominating and Corporate Governance Committee.” No shareholder submitted a proposal or notified the Company of business to bring before the Meeting.

OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors

GREGORY D. NEWTON
Secretary
Bend, Oregon
March 14, 2008

1100 NW WALL STREET
P.O. BOX 369
BEND, OR 97701

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cascade Bancorp, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CASCA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CASCADE BANCORP
The Board of Directors recommend a vote "FOR" all nominess listed below.
Vote On Directors
1.	ELECTION OF 9 DIRECTORS
Nominees:
	01)	Gary L. Hoffman	06) Jerol E. Andres
	02)	Patricia L. Moss	07) Henry H. Hewitt
	03)	Thomas M. Wells	08) Judith A. Johansen
	04)	Ryan R. Patrick	09) Clarence Jones
	05)	James E. Petersen

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
Vote On Proposals		For	Against	Abstain

2.	TO APPROVE THE COMPANY'S 2008 PERFORMANCE INCENTIVE PLAN: (The Board of Directors recommend a vote "FOR" this proposal)	☐	☐	☐

3.	APPROVAL TO RATIFY THE APPOINTMENT OF SYMONDS, EVANS & COMPANY, P.C. AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2008: (The Board of Directors recommend a vote "FOR" this proposal)	☐	☐	☐

4.	To transact such other business as may properly come before the Meeting and at any adjournments or postponements thereof.

	Yes	No

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or Limited Liability Company, then please sign in the entity name by authorized person.

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

1100 NW Wall Street
Bend, Oregon 97701

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints GARY L. HOFFMAN and PATRICIA L. MOSS, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Cascade Bancorp (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at Bend Golf and Country Club, 61045 Country Club Drive, Bend, Oregon, on April 28, 2008, at 5:30 p.m. PDT, and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.